                                                                   EXHIBIT 10.23

                                 BY AND BETWEEN

                                MILLBROOK VI LLC,
                                   AS LANDLORD

                                       AND

                            EAGLE TEST SYSTEMS, INC.,
                                    AS TENANT

                             DATED: DECEMBER 1, 2003

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE 1 - GRANT, TERM, DEFINITIONS AND BASIC PROVISIONS.................    1
    1.1. Basic Lease Provisions...........................................    1
    1.2. Grant............................................................    2
    1.3. Lease Term.......................................................    3
    1.4. Options to Extend................................................    3

ARTICLE 2 - POSSESSION....................................................    5
    2.1. Delivery of Possession...........................................    5
    2.2. Proposed and Final Plans.........................................    6
    2.3. Construction Cost Rent Adjustments...............................    8
    2.4. Landlord's Work..................................................    9
    2.5. Building Expansion...............................................   10

ARTICLE 3 - USE...........................................................   10
    3.1. Permitted Use....................................................   10
    3.2. Prohibition of Use...............................................   10

ARTICLE 4 - RENT..........................................................   11
    4.1. Base Rent........................................................   11
    4.2. Payment of Rent..................................................   11
    4.3. Late Charges.....................................................   11
    4.4. Accord and Satisfaction..........................................   11

ARTICLE 5 - PREMISES EXPENSES AND TAXES...................................   11
    5.1. Premises Expenses................................................   11
    5.2. Taxes from and after the Commencement Date.......................   13
    5.3. Lease Year.......................................................   13
    5.4. Payment of Premises Expenses and Taxes in Monthly Installments...   13
    5.5. Delay; Inspection of Records.....................................   14
    5.6. Tax Contest......................................................   15
    5.7. Survival.........................................................   15

ARTICLE 6 - INSURANCE.....................................................   15
    6.1. Kinds and Amounts................................................   15
    6.2. Named Insureds; Co-Insurance.....................................   15
    6.3. Deductibles; Evidence of Insurance...............................   15
    6.4. Tenant's Personal Property Coverage..............................   16
    6.5. Blanket Policies.................................................   16
    6.6. Fire Protection..................................................   16
    6.7. Landlord's Insurance.............................................   16
    6.8. Mutual Waiver of Claims and Rights of Subrogation................   17

ARTICLE 7 - COMPLIANCE WITH LAWS..........................................    17
    7.1. Compliance.......................................................    17
    7.2. Observance of Matters of Record..................................    18

ARTICLE 8 - REPAIRS AND MAINTENANCE.......................................    18
    8.1. Tenant's Repair Obligations......................................    18
    8.2. Landlord Repair Responsibilities.................................    19
    8.3. Covenant Against Waste...........................................    20

ARTICLE 9 - ALTERATIONS...................................................    20
    9.1. Alterations......................................................    20
    9.2. Liens and Claims.................................................    20
    9.3. Payment for Alterations..........................................    21
    9.4. Ownership and Removal of Alterations.............................    21

ARTICLE 10 - ASSIGNMENT AND SUBLETTING....................................    21
    10.1. Landlord's Consent Required.....................................    21
    10.2. Attempted Transfers.............................................    24
    10.3. Change of Control...............................................    24
    10.4. Landlord's Consent Not Required.................................    25

ARTICLE 11 - LIENS AND ENCUMBRANCES.......................................    25
    11.1. Encumbering Title...............................................    25
    11.2. Liens and Right to Contest......................................    25

ARTICLE 12 - UTILITIES....................................................    26
    12.1. Use and Purchase of Utilities...................................    26

ARTICLE 13 - INDEMNITY AND WAIVER.........................................    26
    13.1. Indemnity.......................................................    26
    13.2. Hazardous Materials.............................................    27
    13.3. Compliance with Environmental Laws..............................    28
    13.4. Waiver of Certain Claims........................................    29

ARTICLE 14 - DESTRUCTION AND RESTORATION..................................    29
    14.1. Substantial Destruction.........................................    29
    14.2. Less Than Substantial Destruction...............................    30
    14.3. Abatement.......................................................    30
    14.4. Limitation on Repair Obligations................................    30

ARTICLE 15 - CONDEMNATION.................................................    30
    15.1. Complete Taking.................................................    30
    15.2. Taking of Part..................................................    30
    15.3. Compensation....................................................    31

ARTICLE 16 - SUBORDINATION OR SUPERIORITY.................................    31
    16.1. Subordination; Non-Disturbance..................................    31
    16.2. Superiority.....................................................    31

    16.3. Mortgage Protection Clause......................................   32
    16.4. Attornment......................................................   32

ARTICLE 17 - SURRENDER....................................................   32
    17.1.  Surrender......................................................   32
    17.2.  Holding Over...................................................   33

ARTICLE 18 - DEFAULT AND REMEDIES.........................................   33
    18.1.  Tenant Defaults................................................   33
    18.2.  Termination of Lease...........................................   34
    18.3.  Termination of Right of Possession.............................   35
    18.4.  Remedies Cumulative............................................   36
    18.5.  No Waiver......................................................   36
    18.6.  Interest.......................................................   36
    18.7.  Enforcement of CC&R's..........................................   36
    18.8.  Landlord's Right to Perform Tenant Obligations.................   36
    18.9.  Landlord's Defaults............................................   37

ARTICLE 19 - MISCELLANEOUS................................................   38
    19.1.  Rights Reserved to Landlord....................................   38
    19.2.  Quiet Enjoyment................................................   38
    19.3.  Signage........................................................   38
    19.4.  Notices........................................................   38
    19.5.  Memorandum of Lease............................................   39
    19.6.  Time of Essence................................................   39
    19.7.  Relationship of Parties........................................   39
    19.8.  Captions.......................................................   39
    19.9.  Severability...................................................   39
    19.10. Law Applicable.................................................   39
    19.11. Covenants Bindinq on Successors................................   39
    19.12. Brokerage......................................................   39
    19.13. Force Majeure..................................................   39
    19.14. Sale of Building...............................................   40
    19.15. Estoppel Certificate...........................................   40
    19.16. Corporate Consent..............................................   40
    19.17. Execution......................................................   40
    19.18. Limitation of Liability........................................   40
    19.19. Amendments Must Be in Writing..................................   40
    19.20. Financial Statements...........................................   41
    19.21. Lease Not Affected.............................................   41
    19.22. No Waiver......................................................   41
    19.23. Entire Agreement...............................................   41
    19.24. Counterparts...................................................   41
    19.25. Venue..........................................................   41
    19.26. Jury Waiver....................................................   41
    19.27. (Intentionally omitted)........................................   42
    19.28. Guaranty.......................................................   42

19.29. Joint Effort...................................................   42
19.30. Reasonable Consent.............................................   42
19.31. Arbitration....................................................   42
19.32. Center Association Board Meetings..............................   43
19.33. (Intentionally omitted)........................................   43
19.34. Right of First Offer...........................................   43
19.35. Exhibits.......................................................   44

                                      LEASE

      THIS LEASE ("Lease") is made as of the 1st day of December, 2003, by and between MILLBROOK VI LLC, an Illinois limited liability company ("Landlord,") and EAGLE TEST SYSTEMS, INC., an Illinois corporation ("Tenant"), who hereby mutually covenant and agree as follows:

      ARTICLE 1 - GRANT, TERM, DEFINITIONS AND BASIC PROVISIONS

      1.1. BASIC LEASE PROVISIONS. The following terms ("Basic Lease Provisions") are defined as follows:

                  (a) Commencement Date: The date of Substantial Completion (hereafter defined) of Landlord's Work (hereafter defined) in accordance with the Final Plans (hereafter defined).

                  (b) Lease Term: The period beginning on the Commencement Date and ending on the Expiration Date, unless sooner terminated or extended as provided herein.

                  (c)   Expiration Date: Subject to Section 1.4, the tenth
      (10th) anniversary of the Commencement Date, except that if the Commencement Date does not fall on the first day of a month, then the Expiration Date shall be the last calendar day of the same month in which the tenth (10th) anniversary of the Commencement Date occurs.

                  (d) Purpose: Tenant shall use and occupy the Premises for design, production, sales and distribution of automatic test equipment, and general office and other ancillary related purposes (the "Intended Use"), all in accordance with all easements, agreements, covenants, conditions and restrictions of record affecting the Premises ("CC&R's") and all Legal Requirements (as hereafter defined).

                  (e)   Base Rent: Base Rent shall be determined as follows:

                        (i) As used herein, "Rental Rate" shall mean $11.95 per square foot per annum for the first five (5) years of the Lease Term; provided, however, that said $11.95 rate per square foot per annum may be adjusted pursuant to Section 2.3 below. As used herein, "Area of the Premises" shall mean the gross square footage of the Building, which for all purposes shall be deemed to be 84,600 square feet.

                        (ii) Base Rent for the first five (5) Years of the Lease Term shall be in an amount established by multiplying the Rental Rate, as it may be adjusted pursuant to Section 2.3, below, by the Area of the Premises.

                        (iii) Base Rent for the sixth (6th) through tenth (10th)
            Year of the Lease Term shall be in an amount established by multiplying: (x) $12.70 (as it may be adjusted pursuant to Section 2.3, below); by (y) the Area of the Premises.

                        (iv) For the purposes of this Section 1.1(e) and 1.4 only, the term "Year" shall mean each twelve (12) month period commencing on the Commencement Date or an anniversary thereof, except that if the Commencement Date is not the first day of a calendar month, then the first Year shall end on the last calendar day of the same month in which the first anniversary of the Commencement Date occurs.

                  (f)   Tenant's Address:

                        Prior to Commencement Date:

                        Eagle Test Systems, Inc.
                        630 Butterfield Road
                        Mundelein, IL 60060-4483

                        From and after Commencement Date:

                        Eagle Test Systems, Inc.
                        2200 Millbrook Drive
                        Buffalo Grove, IL 60089

                  (g) Landlord's Address: c/o Millbrook Properties LLC, 485 Half Day Road, Suite 200, Buffalo Grove, Illinois 60089; and c/o Quarles & Brady LLP, 500 W. Madison Street, Suite 3700, Chicago, Illinois 60661,
      Attn: Mark J. Horne, Esq.

      1.2. GRANT. Landlord, for and in consideration of the rents and other sums herein reserved and of the covenants and agreements herein contained on the part of Tenant to be performed, hereby leases to Tenant for the Lease Term, and Tenant hereby leases from Landlord for the Lease Term, the Premises hereafter described together with all appurtenances now or hereafter appertaining thereto. The "Premises" are comprised of and defined as all of the approximately 301,784 square foot site labeled as the "Premises and Parking Plan" as depicted in Exhibit "A" attached hereto, together with the entire two-story industrial and office building ("Building") which is anticipated to contain approximately 84,600 square feet of interior space and other improvements thereon to be constructed by Landlord in accordance herewith, and expected to be commonly known as 2200 Millbrook Drive, Buffalo Grove, Illinois, and situate on that certain parcel of land ("Land") legally described on Exhibit "B", attached hereto, together with, and subject to, all easements benefiting and burdening the Land and the exclusive right to use the Tenant's Parking Area (as defined below) in accordance with the terms hereof and the right, in common with others, to use any common areas in or on the Real Estate (defined below) and, to the extent of Landlord's rights therein, in or on the Center (defined below). The term "Building" includes all alterations, additions and replacements thereof and all equipment, fixtures, common areas, walks, drives, parking areas, loading areas, landscaping and other improvements now or hereafter erected or placed into service on the Land. The Building and

Land (including without limitation the Tenant's Parking Area, as defined below) are sometimes hereinafter referred to as the "Real Estate." The Real Estate is a portion of Millbrook Business Center in Buffalo Grove and Lincolnshire, Illinois, including related parking areas, storm water retention areas, access roads and offsite and onsite incidental improvements (the "Center"). Landlord shall make available to Tenant the Landlord's right to use common areas and other amenities of the Center on the same basis as other occupants of the Center during the Lease Term in accordance with the CC&R's. Tenant shall have the exclusive right, at no additional cost to Tenant, during the Lease Term to use for automobile parking purposes only, the surface parking lot to be constructed by Landlord in accordance herewith, containing not less than 220 automobile parking stalls (including handicap parking spaces as required by current Legal Requirements), on the Land in the location designated on Exhibit "A" (the "Tenant's Parking Area"). Tenant's Parking Area shall be available for use twenty-four (24) hours a day, every day of the year during the Lease Term, subject to Force Majeure (as herein defined) and reasonable maintenance, repair and replacement related closures thereof as may be necessary or desirable from time to time. As a Premises Expense (as defined in Section 5.1 below), except as provided in Section 8.2 below, Landlord shall keep and maintain Tenant's Parking Area in a clean and first class condition, including the snow plowing thereof as necessary from time to time, all subject to Force Majeure. Tenant may not sell, transfer, lease, license or assign its right to use any of the parking stalls made available to Tenant under this Lease, except as permitted under Article 10 herein in connection with a permitted Transfer (as defined therein). As used herein, "Legal Requirements" means every statute, law (including, without limitation, the Americans with Disabilities Act of 1990 (the "ADA")), ordinance, code, regulation, order, permit, approval, license, judgment, restriction or rule of any federal, state, county, municipal or local government and all departments, commissions, boards, bureaus and offices thereof or of any other public or quasi-public bodies, agencies, courts, departments, bureaus or authorities having jurisdiction over the Premises or the activities of the Tenant thereon.

      1.3. LEASE TERM. The Lease Term shall commence on the Commencement Date and shall expire on the Expiration Date, unless extended or sooner terminated in accordance with the terms of this Lease. Upon either party's request, within thirty (30) days after the Commencement Date, Landlord and Tenant shall execute a Memorandum of Lease Commencement Date in a mutually acceptable form confirming the Commencement Date for all purposes of this Lease.

      1.4. OPTIONS TO EXTEND. Tenant shall have three (3) consecutive options to extend the Lease Term, each such extension being for an additional period of five (5) years (each, an "Extended Term"), upon the same terms and conditions applicable to the initial Lease Term, except that no allowances, abatements or improvements shall be provided by Landlord (other than a refurbishing allowance upon commencement of each of the first Extended Term and the third Extended Term equal to $1.84 multiplied by the Area of the Premises), and except that the Base Rent during each such Extended Term shall be the lesser of: (i) 115% of the Base Rent for the Year immediately preceding the applicable Extended Term (the "Increased Rent"); or (ii) the then current "fair market rent" (as defined in item (iv) below) for the Area of the Premises for such Extended Term, determined in the manner set forth below as of the commencement of each such Extended Term. Tenant must notify Landlord in writing of the exercise of its option to extend at least twelve (12) months prior to the expiration of the initial Lease Term or the then current Extended Term, as the case may be. If Tenant does not so notify Landlord within said time, Tenant shall have waived its option to extend and shall have waived all subsequent options to extend. Once given, Tenant's election to extend shall be irrevocable, except as provided hereinafter. The options to extend set forth herein shall be voidable by Landlord, at Landlord's option, if Tenant is in Default under any of the covenants and obligations contained in this Lease at the time of the exercise of any such option. In addition, Tenant may only exercise an option to extend if, at the time of Tenant's exercise of such option and on the commencement date of such Extended Term, the Premises are occupied by Eagle Test Systems, Inc. or a Related Transferee of Eagle Test Systems, Inc. (as defined in Section 10.4 below). No sublessee or assignee of Tenant other than a Related Transferee of Eagle Test Systems, Inc. shall be entitled to exercise any right or option under this Section 1.4. Within thirty (30) days after receipt of Tenant's notice of exercise, Landlord shall deliver to Tenant, in writing, Landlord's good faith determination of the then current fair market rent (as defined in item (iv) below). If Tenant does not object to Landlord's determination of the then current fair market rent within twenty (20) days after receiving Landlord's written notice, Landlord's proposed fair market rent shall be binding on the parties and, subject to (iv) below, shall become the Base Rent for the applicable Extended Term, provided it is less than the Increased Rent. However, if Tenant objects within such twenty (20) day period, the parties shall negotiate in good faith in order to agree upon the fair market rent. If the parties have not agreed within thirty (30) days after Tenant has given notice of its objection, then Tenant at its election by written notice to Landlord on or before the last day of said thirty day period (a "Cancellation Notice") may cancel its exercise of the applicable option to extend the Lease Term and the Lease Term or then current Extended Term, as the case may be, shall expire on its expiration date without such extension being effective. If no such Cancellation Notice is given by Tenant to Landlord in a timely fashion, then the parties shall submit the determination thereof to arbitration before a single arbitrator as follows:

                        (i) Landlord and Tenant shall have ten (10) days following Tenant's election within which to select one (1) mutually agreeable arbitrator. If Landlord and Tenant fail to agree on one arbitrator within the ten (10)-day period, either party may promptly request the American Arbitration Association (or its successor, the "Association") to appoint an arbitrator, and the Association's selection shall be binding upon Landlord and Tenant. The Association shall appoint as arbitrator an impartial individual with the following qualifications: MAI credentials, at least ten (10) years' experience in the business of appraising commercial real estate and generally recognized competence in the valuation of commercial rental properties in the north suburban Chicago area who has never been a direct or indirect employee or agent of either Landlord or Tenant and shall have had no business dealings with either Landlord or Tenant within the three (3) year period preceding his selection.

                        (ii) Within ten (10) days of his selection or appointment, Landlord and Tenant shall each submit to the arbitrator, in writing, a good faith determination of the fair market rent for the Premises.

                        (iii) The arbitrator selected must choose either
            Landlord's or Tenant's good faith determination of the fair market rent for the Premises, and the arbitrator's choice shall be final and binding upon the parties. In determining the fair market rent for the Premises and which of Landlord's or Tenant's determinations to select, the appraiser shall consider all relevant factors and shall be bound by the definition of fair market rent set forth herein. From the date of either the submission of Landlord's and Tenant's determination, or ten (10) days after the selection or appointment of the arbitrator, whichever is earlier, the arbitrator shall have thirty (30) days within which to render a decision as to the fair market rent for the Premises. If the arbitrator fails to render a decision within the applicable thirty (30) day period, either party shall have the right to apply to the Association to appoint another arbitrator satisfying the requirements of (i) above, in which event the parties shall arbitrate the determination of fair market rent again before the newly appointed arbitrator in accordance with this Section 1.4. The fees of the arbitrator and the expenses incident to the arbitration proceedings (including the fees of any expert witnesses retained by the arbitrator, if he so elects) shall- be borne equally between Landlord and Tenant. The fees of respective counsel engaged by the parties, and the fees of witnesses called for by the parties, shall be paid by the respective party engaging such counsel or calling or engaging such witnesses.

                        (iv) As used herein, the "fair market rent" shall mean the then current most probable rent per rentable square foot per annum which would be charged for the Premises for the Extended Term based upon generally prevailing rental rates then being charged for comparable facilities in the north suburban Chicago market for comparable space for leases commencing on or about the time of the commencement of the applicable Extended Term and having a five (5) year term, without consideration of the value of any improvements to the Premises funded by Tenant, but otherwise considering the duration, terms and conditions of the Lease, as applicable, and taking into consideration variations between the Building , the Land area and Tenant's Parking Area as compared to the use, location, quality, amenities, and age of any comparable facility, the date that the particular rate being compared became effective, the term of the lease under consideration, the extent of services provided thereunder, applicable distinctions between "gross" leases and "net" leases, base year figures for escalation purposes, and other adjustments to the base rental and any other relevant term or condition in making such evaluation, including, without limitation, bona fide written offers made to Landlord by unrelated third parties on an arms-length basis to lease the same or comparable space in the Center; provided however that if the then current fair market rent for the Area of the Premises with respect to the Extended Term as so determined exceeds the Increased Rent, then the then current fair market rent for the Area of the Premises for the Extended Term shall be deemed to be the Increased Rent (as defined above).

                             ARTICLE 2 - POSSESSION

      2.1.  DELIVERY OF POSSESSION.

                  (a) Tenant acknowledges that prior to the Commencement Date, it will make such inspections as it desires of all of the Premises and all factors relevant to its use. Subject to the substantial completion of the same in accordance with the provisions of Section 2.4, hereof and except for punchlist items as expressly provided for in this Lease, Tenant shall accept the Premises in "AS IS" condition, except for latent defects discovered and claimed by Tenant in writing to Landlord within eighteen (18) months of the date of Substantial Completion. Except as expressly provided herein, no representations, warranties or agreements as to the condition or repair of, or improvements to, the Premises have been made by or on behalf of Landlord. Subject to completion of Landlord's Work (as hereinafter defined), including punchlist items as described below, and Landlord's responsibilities pursuant to Article 8, Tenant's taking possession of the Premises shall be conclusive evidence that the Premises were suitable for Tenant's Intended Use as of the date thereof, that Tenant accepts the condition of the Premises, and that Tenant waives all claims relating to the condition of the Premises, except for latent defects discovered and claimed by Tenant in writing to Landlord within eighteen (18) months of the date of Substantial Completion.

                  (b) Tenant shall be permitted to enter the Premises approximately sixty (60) days prior to the Commencement Date for the purpose of installing its fixtures, equipment and furniture, along with all cabling and equipment relating to Tenant's communications, data and security systems. During such period prior to the Commencement Date, Tenant shall comply with all terms and provisions of this Lease, except those provisions requiring the payment of Rent, and shall not interfere with Landlord's performance of Landlord's Work (as defined below). Landlord shall permit early entry, so long as: (i) the Premises are available in accordance with applicable Legal Requirements; (ii) Landlord has completed the necessary portions of Landlord's Work; (iii) Tenant's installations and other work then being performed by Tenant in the Building shall be performed in accordance with applicable Governmental Requirements; and (iv) Tenant is in compliance with the other provisions of this Lease, including the insurance requirements under Article 6.

      2.2.  PROPOSED AND FINAL PLANS.

                  (a) Prior to commencing construction of the Building, Landlord shall cause to be prepared and delivered to Tenant the following drawings and plans ("Landlord's Plans") for the construction of the Building and for all improvements which Landlord agrees to have completed in the Premises:

                        (i) Civil engineering plans for the Premises (including site plan, parking layout, storm water system and site utilities).

                        (ii) Architectural drawings (consisting of Building shell and floor construction plan, and interior build-out including offices in the mezzanine, ceiling lighting, reflected ceiling plans and layout and construction details).

                        (iii) Mechanical drawings (consisting of HVAC,
            electrical, plumbing and fire suppression system).

                        (iv) Finish schedule (consisting of wall, ceiling and floor finishes, colors, materials and miscellaneous details).

                        (v)   Landscape plan.

                        (vi) Hardware schedule (consisting of door locks, panic hardware, door stops, hinges, door closers, kick plates and miscellaneous details).

                  (b) All civil engineering plans for the Premises shall be prepared by V3 Consultants and, except as provided below, paid for by Landlord. All architectural drawings shall be prepared by Randall Bees Architects, Inc. (the "Project Architect") and, except as provided below, paid for by Landlord. In connection with Landlord's engagement of the Project Architect, Landlord agrees to include in the relevant contract with the Project Architect for its rendition of architectural services, a provision which obligates the Project Architect to prepare all architectural drawings in accordance with all applicable municipal laws, statutes, ordinances, codes, orders, rules and regulations. All mechanical drawings shall be prepared by Concept Mechanical Engineering, Inc. and Kornacki & Associates, Inc. and, except as provided below, paid for by Landlord. Tenant shall bear its own out-of-pocket costs incurred in reviewing Landlord's Plans and shall pay all engineering, architectural and other consultant's fees relating to changes to the project scope, with the exception of Modification No. 1 (as hereafter defined).

                  (c) Within ten (10) business days after Tenant's receipt of any of Landlord's Plans (or preliminary versions of the same or applicable portions thereof), Tenant may, at its sole cost and expense, request revisions or modifications ("Modifications") to Landlord's Plans, provided said plans are marked for Tenant's review and approval; and further provided, however, that if, prior to the expiration of the aforesaid ten
      (10) business day period, Tenant does not submit written Modifications to the Landlord, then the Landlord's Plans shall become the "Final Plans" for the Premises. Within ten (10) days following Landlord's receipt of the Modifications (or if Tenant does not submit Modifications within the aforesaid ten (10) business day period, then within ten (10) days after expiration of said period), Landlord shall revise Landlord's Plans (or preliminary or applicable portion thereof) to incorporate the Modifications, in which event Landlord's Plans, as modified by the Modifications, shall become the "Final Plans" for the Premises. Landlord shall thereafter prepare a change order for Tenant's approval increasing or decreasing the Base Rent by the per square foot value of the Modifications, pursuant to Section 2.3 below. All Modifications shall be on an open book basis, including contractor's fees, general conditions, insurance costs and any adjustments to the Project Schedule (as hereafter defined).

                  (d) All Landlord's Plans and Final Plans shall be generally consistent with the outline specifications and other documents set forth on Exhibit "C" attached hereto. Neither review nor approval by Landlord of Landlord's Plans and resulting Final Plans shall constitute a representation or warranty by Landlord that such plans are complete or suitable for their intended purpose. It is expressly agreed by Tenant that Landlord assumes no responsibility or liability whatsoever to Tenant or to any other person or entity for such completeness or suitability. Landlord agrees however that it shall enforce its rights (to the extent reasonably practicable and prudent) against third parties responsible for the preparation of Landlord's Plans and Final Plans to the extent of any such deficiencies contained therein for which such third parties are liable and Landlord shall apply any resultant net recovery from such third parties to the remediation of said deficiencies. Neither Landlord or Tenant shall make any changes in the Final Plans without the other's prior written approval, which approval shall not be unreasonably withheld, delayed or conditioned.

                  (e) Upon either party's request, within thirty (30) days after finalization and approval of the Final Plans by Landlord and Tenant, Landlord and Tenant shall execute a Memorandum of Building Size in a mutually acceptable form confirming the total square footage of the Building, as measured in accordance with the Building Owners and Management Association Method, approved by the American National Standards Institute (ANSI/BOMA Z65.1-1996, as amended) ("BOMA"). Said measurement shall be completed by the Project Architect, who shall certify to Landlord and Tenant that its calculations were conducted pursuant to BOMA.

      2.3. CONSTRUCTION COST RENT ADJUSTMENTS. Subject to the conditions hereinafter provided, Landlord shall bear all soft and hard costs and expenses necessary to construct and complete the Building and Premises in substantial accordance with Landlord's Plans. All costs incurred or saved by Landlord in completing Landlord's Work (as defined below) resulting from Modifications or other change orders requested and approved by Tenant shall effectively increase or decrease the Base Rent as follows:

                  (a) For the first $275,000.00 of net increased costs so incurred by Landlord there shall be no increase in Base Rent;

                  (b) The initial Base Rent per square foot shall be increased by $0.25 for the next $220,000.00 of net increased costs so incurred by Landlord (said $0.25 to be prorated for any such increase less than $220,000.00), which increase shall be further increased by fifteen percent (15%) for the sixth (6th) through (10th) Year of the Lease Term; and

                  (c) All Modifications or change orders which could otherwise cause Landlord's cost to complete Landlord's Work to exceed $495,000.00, shall be paid entirely by Tenant to Landlord as follows: (1) $75,000.00 on May 1, 2004; (2) the balance upon the Commencement Date; and (3) any additional sums due Landlord by Tenant in connection with construction of the Premises and pursuant to the terms of this Lease which are not known or confirmed by Landlord as of the fifth (5th) business day preceding the Commencement Date, shall be due and payable sixty (60) days following the Commencement Date.

                  (d) Any Modifications or change orders which, in the aggregate, result in a net savings in Landlord's cost to complete Landlord's Work pursuant to Landlord's Plans shall cause the Base Rent to be reduced by: (i) nine percent (9%) of such net savings; divided by (ii) the Area of the Premises.

      2.4.  LANDLORD'S WORK.

                  (a) Landlord shall cause the construction of the Building and other improvements to the Premises by a general contractor selected by Landlord, in substantial accordance with the Final Plans ("Landlord's Work"). The ownership of all such improvements will vest in Landlord. Landlord shall diligently prosecute Landlord's Work to completion and in connection therewith shall use reasonable efforts to substantially complete Landlord's Work in accordance with the schedule set forth in Exhibit "D" (the "Project Schedule"), but in no event later than two hundred forty (240) days following the date the building permit for construction of the Building is issued by the Village of Buffalo Grove, all subject to Force Majeure (as defined in Section 19.13) and any delays caused, or Modifications or other change orders approved, by Tenant.

                  (b) Upon at least seventy-two (72) hours written notice from Landlord, the parties shall jointly inspect the Premises and prepare a punchlist of any incomplete Landlord's Work, including, without limitation, any elements of the Building Systems (as hereafter defined) which are not then in working order and sufficient to permit lawful occupancy of the Building. The punchlist shall list incomplete, minor, or insubstantial detail of construction, necessary mechanical adjustments and needed finishing touches. If the parties are unable to agree on the date of substantial completion or the completion of punchlist items, the matter shall be resolved by the Project Architect, whose decision shall be final and binding upon the parties. The parties agree to reasonably cooperate with one another in order to promptly obtain a Certificate of Occupancy for the Building from the Village of Buffalo Grove following Substantial Completion. For the purposes hereof, "Substantial Completion" shall be deemed achieved when: (i) the Project Architect certifies to Tenant that Landlord' s Work has been substantially completed in accordance with the Final Plans such that the Tenant can occupy the Premises for its Intended Use; and (ii) when Landlord's Work has met the requirements of those governmental and quasi-governmental authorities having jurisdiction to permit lawful occupancy of the Building. Landlord will cause the punchlist items to be completed within a reasonable time after the Commencement Date, but in any event not later than thirty (30) days thereafter, subject to Force Majeure. Additionally, at no expense to Tenant, Landlord shall cause the installation and/or correction within the Premises of any aspect of Landlord's Work which was not constructed or installed in substantial accordance with the Final Plans (a "Landlord's Omission") if the correction of such Landlord's Omission is later determined by the Village of Buffalo Grove to be necessary for the issuance of a certificate of occupancy for the Building. Except for (i) the completion of punchlist items and the correction of Landlord's Omissions as provided above, (ii) Landlord's agreement to enforce third party warranties with respect to latent defects, and (iii) as otherwise expressly provided in this Lease, Landlord shall have no liability to Tenant for any defects in Landlord's Work.

                  (c) Tenant has already advised Landlord that it is requesting the revisions to Landlord's Plans listed on Exhibit "I" attached hereto and made a part hereof (collectively, "Modification No. 1"). The total cost of the additional work comprising Modification No. 1 shall not exceed $171,300.00. All work comprising Modification No. 1 shall be done on an open book basis.

                  (d) Tenant has requested Landlord to solicit prices to complete the additional work and revisions to the Building described on Exhibit J attached hereto and made a part hereof (collectively, "Modification 2"), all of which work shall be done on an "open-book basis" and the final cost for which shall be paid by Tenant pursuant to Section
      2.3 above.

      2.5. BUILDING EXPANSION. In the event the Tenant elects to expand the Building, as currently depicted on Exhibit C hereto, then Tenant shall reimburse Landlord, in the manner provided below, for all costs incurred by Landlord to construct such expansion. The Building may be expanded by up to 3,600 square feet on the ground floor and up to 9,000 square feet on the second floor. To the extent the Building is expanded on the ground floor, Tenant will also be required to reimburse Landlord for all costs incurred to provide one (1) additional parking space for each 250 square feet of gross floor area added to the ground floor plus that portion of any new second floor space added over said new ground floor expansion area. The costs of any Building or parking expansion will be paid by Tenant pursuant to a Modification approved by Landlord and Tenant. Tenant will be required to make the following payments to Landlord to cover the costs incurred by Landlord for such expansion of the Building (and any required parking lot expansion): (1) $75,000.00 on July 1, 2004; (2) $75,000.00 on September 1, 2004; (3) $75,000.00 on October 1, 2004; (4) the balance upon the earlier of the Commencement Date or November 1, 2004; and (5) any additional sums due Landlord by Tenant in connection with such Building and parking lot expansion which are not known or confirmed by Landlord as of the fifth (5) business day preceding the Commencement Date, shall be due and payable sixty
(60) days following the Commencement Date. Portions of the costs to be incurred for Building and parking lot expansion may be estimated by Landlord at the time the pertinent Modification is executed and, as the actual costs for such work are finally determined, on an open book basis, the final payment for said work will be adjusted to collect only those costs actually incurred by Landlord to construct said Building expansion (and any required parking lot expansion).

                                 ARTICLE 3 - USE

      3.1. PERMITTED USE. Tenant shall have the right to use and occupy the Premises only for the purposes set forth in Section 1.1(d).

      3.2. PROHIBITION OF USE. Tenant shall not use the Premises in any manner that would (a) constitute a public or private nuisance or waste, (b) render the insurance on the Premises void or render the Premises uninsurable at commercially reasonable rates, (c ) be unlawful, (d) constitute a public or private nuisance or unreasonably disturb or interfere with other occupants of the Center, if any, (e) materially damage or waste the Premises or materially diminish the value or usefulness of the Premises, (f) give rise to a claim of adverse possession or usage by the-public or any third party, or (g) result in the storage, use, generation, release or distribution of Hazardous Materials (as defined in Section 13.2) in violation of applicable Legal Requirements. Tenant shall not service, fuel or perform any maintenance on any trucks or other vehicles on the Premises or elsewhere in the Center. Tenant shall not install any antennas on or about the exterior of the Premises or in the Tenant's Parking Area, without Landlord's prior written consent, which consent shall not be unreasonably withheld or delayed. Any such antennas shall only be for Tenant's sole and exclusive use in the operation of its business permitted under this

Lease and shall be installed, maintained and operated in accordance with all Governmental Requirements, the Declaration (as hereafter defined), as amended from time to time, and all other applicable rules, regulations and requirements reasonably adopted from time to time by Landlord. If any particular use, activities or operations of Tenant in the Premises should at any time during the Lease Term be prohibited by law or ordinance or other governmental regulation, or prevented by injunction, this Lease shall not be thereby terminated, nor shall Tenant be entitled by reason thereof to surrender the Premises or to any abatement or reduction in Rent, nor shall the respective obligations of the parties hereto be otherwise affected, and this Lease shall continue, but Tenant shall cease such use.

                                ARTICLE 4 - RENT

      4.1. BASE RENT. Commencing on the Commencement Date, Tenant shall pay Base Rent as set forth in the Basic Lease Provisions, in equal monthly installments in advance, on the first day of each month during the term hereof. Base Rent shall be prorated for partial months or years within the Lease Term.

      4.2. PAYMENT OF RENT. All charges, costs and sums required to be paid by Tenant to Landlord under this Lease in addition to Base Rent, including without limitation payments on account of Premises Expenses and Taxes (as defined below), shall be deemed additional rent ("Additional Rent"). Base Rent and Additional Rent are hereinafter collectively referred to as "Rent". Tenant's covenant to pay Rent shall be independent of every other covenant in this Lease. Rent shall be paid to or upon the order of Landlord at the Landlord's Address set forth in the Basic Lease Provisions, or as Landlord shall otherwise direct by written notice to Tenant. All payments of Rent shall be made without any prior demand therefor and without deduction, set off, discount or abatement (except as permitted under Section 18.9 below), in lawful money of the United States.

      4.3. LATE CHARGES. If any payment of Rent is not received by Landlord within five (5) days after the date due, then Tenant shall pay Landlord a late charge equal to five percent (5%) of the amount of said delinquent payment.

      4.4. ACCORD AND SATISFACTION. No payment by Tenant or receipt by Landlord of Rent hereunder shall be deemed to be other than on account of the amount due, and no endorsement or statement on any check or any letter accompanying any check or payment of Rent shall be deemed an accord and satisfaction, and Landlord may accept such check as payment without prejudice to Landlord's right to recover the balance of such installment or payment of Rent or pursue any other remedies available to Landlord. No receipt of money by Landlord from Tenant after the termination of this Lease or Tenant's right of possession of the Premises shall reinstate, continue or extend the Lease Term or Tenant's right of possession.

                    ARTICLE 5 - PREMISES EXPENSES AND TAXES

      5.1. PREMISES EXPENSES. From and after the Commencement Date, Tenant shall pay to Landlord, as Additional Rent, all Premises Expenses (as hereinafter defined) which Landlord shall become obligated to pay during the term of this Lease. Subject to the terms of this Section

5.1, "Premises Expenses" shall mean all costs, expenses and disbursements of every kind and nature which Landlord shall become obligated to pay in connection with the ownership, management, operation, maintenance, repair and replacement of the Real Estate, but exclusive of any such costs, expenses or disbursements in connection with the repair or replacement (as distinguished from maintenance) of the Structure (as defined in Section 8.1 below), including maintaining the weather tightness of the roof. Premises Expenses shall include, without limitation, costs and expenses incurred by Landlord for: business park dues and assessments charged by the Millbrook Business Center Association for the management, operation, maintenance and repair of the Center; Landlord's insurance premiums (including, without limitation, premiums for insurance covering casualty, loss of rents, lessors risk liability, vehicles, and worker's compensation); reasonable costs and expenses (including attorneys' fees) in protesting Taxes (except to the extent that Tenant elects to contest the same at its own cost), provided such protest by Landlord resulted in a reduction of Taxes and that such costs and expenses do not exceed such reduction realized; security services for the Premises if Tenant requests Landlord to provide the same; customary and/or recommended routine maintenance (including, without limitation, fees and costs paid in connection with maintenance and service contracts) and repair and replacement of the Premises' operating and building systems including, but not limited to, the HVAC, plumbing, sewer, electrical and mechanical systems, fire detection system, fire suppression system, security system, backflow prevention devices, emergency lighting systems, hoisting/elevator systems and irrigation system and their respective components (all of said operating and building systems and their respective components are hereinafter collectively referred to as the "Building Systems"); maintenance (as opposed to repair and replacement) of the Structure (as defined in Section 8.1 below); maintenance, repair and replacement of all exterior areas including landscaping, Tenant's Parking Area, drives, walks and exterior lighting; snow and ice removal; and window washing. The cost of improvements, repairs or replacements necessitated by the acts or omissions of Tenant or any of Tenant's Representatives, shall also be included as a Premises Expense in the year in which the same are incurred by Landlord, but shall be deemed payable in full within fifteen (15) days of demand in accordance with the provisions of Section
8.1 hereof. Premises Expenses shall also include a management fee payable to Landlord not to exceed an amount equivalent to one and one-half percent (1.5%) of the then applicable monthly Rent due under this Lease.

      Notwithstanding the foregoing, Premises Expenses shall not include: Taxes (as hereafter defined); charges for depreciation of the Building; principal or interest payments on mortgages encumbering the Premises; the cost of repairs or replacements for which Landlord is reimbursed by insurance proceeds; costs related to the removal, abatement or remediation of Hazardous Materials not released or otherwise present at the Premises as a result of the acts or omissions of Tenant or any Tenant Representatives; or the costs, expenses and disbursements relating to the operation, maintenance, repair and replacement of the Real Estate which Tenant directly incurs in accordance with, and subject to, the provisions of Section 8.1 hereof. Moreover, expenditures otherwise includable in Premises Expenses for products, goods or services rendered or provided by any Affiliate of Landlord (as defined in Section 19.27 hereof) shall only be included in Premises Expenses to the extent consistent with generally prevailing rates for such goods and services as are available from nonaffiliated third party providers in the general vicinity of the Premises.

      Premises Expenses in any given Lease Year shall be accounted for on an accrual, rather than a cash, basis. Premises Expenses shall be prorated between Landlord and Tenant as of the Commencement Date for the first year of the Lease Term and as of the Expiration Date for the last year of the Lease Term.

      5.2. TAXES FROM AND AFTER THE COMMENCEMENT DATE. Tenant also shall pay to Landlord, as Additional Rent, all Taxes (as hereafter defined). "Taxes" shall mean, for each Lease Year (as defined below), all federal, state and local governmental taxes, assessments and charges (including transit or transit district taxes or assessments) of every kind or nature, whether general, special, ordinary or extraordinary, which shall be levied against the Real Estate or which Landlord shall become obligated to pay because of, or in connection with, the ownership, leasing, management, control or operations of the Real Estate, as now or hereafter improved, or the personal property, fixtures, machinery, equipment, systems and apparatus owned by Landlord and located therein, or used in connection therewith, including without limitation any rental, gross receipts, capital levy or similar levies, charges, assessments or taxes based in whole or part, on the value, use or rents of the Real Estate, whether levied in substitution for, in lieu of, or in addition to, general real and/or personal property taxes. Notwithstanding the foregoing and anything to the contrary herein, the definition of Taxes shall not include any federal, state or local income , corporate, franchise, capital stock, inheritance, gift or estate taxes, excess profits or revenue tax, excise tax, gains tax, capital levy transfer, succession or other similar tax or charge that may be payable by or chargeable to Landlord under any Legal Requirement, except that if a change occurs in the method of taxation resulting in whole or in part the substitution of any such Taxes as above defined, such substituted taxes or assessments shall be included in the Taxes. For purposes hereof, Taxes for any Lease Year shall be Taxes which are assessed or become a lien during such Lease Year regardless of when due and payable. If, a special assessment payable in installments is levied against the Real Estate, Taxes for any Lease Year shall include only the installment of such assessment and any interest payable or paid during such year; provided, however, Landlord shall pay (or be deemed to have paid) such assessment in the maximum number of installments permitted by law. Taxes that accrue during the first and last Lease Year in the Lease Term shall be prorated between Landlord and Tenant. Tenant shall only be responsible for Taxes accruing from and after the Commencement Date.

      5.3. LEASE YEAR. For purposes of this Lease, the term "Lease Year" shall mean each calendar year (or portion thereof, if the Lease shall commence after January 1 or terminate prior to December 31) within the Lease Term.

      5.4. PAYMENT OF PREMISES EXPENSES AND TAXES IN MONTHLY INSTALLMENTS. On the first day of each month during the Lease Term Tenant shall pay to Landlord in monthly installments such sum as Landlord may reasonably estimate from time to time as being one-twelfth (1/12th) of the estimated annual amount of the Premises Expenses and Taxes. Landlord shall notify Tenant, in writing, at least thirty (30) days prior to the Commencement Date of the estimated monthly installments due from Tenant for the current Lease Year (including a reasonably detailed breakdown by category of the various components of such estimate of Premises Expenses). Throughout the Lease Term, until Tenant receives a statement from Landlord setting forth a new estimation (including a reasonably detailed breakdown by category of the various components of such estimate of Premises Expenses), Additional Rent for the then-current Lease Year shall continue to be paid at the rate being paid for the Lease Year just completed, except that Tenant shall commence payment to Landlord of the monthly installment of Additional Rent on the basis of a new statement beginning on the first day of the second month following the month in which Tenant receives such new statement. In addition, if, during any particular Lease Year, there is a change in the information on which Landlord based the estimate upon which Tenant is then making its monthly payment of Additional Rent so that the estimate provided to Tenant is no longer accurate, Landlord shall be permitted to revise its estimate by notifying Tenant in writing, and there shall be such adjustments made in the Additional Rent on the first day of the second month following the serving of such statement on Tenant as shall be necessary by either increasing or decreasing, as the case may be, the amount of Additional Rent then being paid by Tenant for the balance of the then-current Lease Year. Landlord shall provide Tenant with a written accounting (including a reasonably detailed breakdown by category of the various components of Premises Expenses) and reconciliation statement of the actual amount of: (i) Premises Expenses incurred with respect to each Lease Year within ninety (90) days after the end of each Lease Year, and
(ii) Taxes accrued within ninety (90) days after receipt of the final Tax bill with respect to each Lease Year, together with a copy of said Tax bill. If the estimated payments made by Tenant on account of a Lease Year exceed the amount of Premises Expenses or Taxes for said Lease Year, Landlord shall credit the difference to Tenant's immediately following Rent obligations (or, if the Lease Term has ended, Landlord shall pay Tenant such overpayment within fifteen (15)
days). If the actual amount of Premises Expenses or Taxes for a Lease Year exceed the estimated payments made by Tenant on account thereof, Tenant shall pay the difference to Landlord within fifteen (15) days after written demand. The parties rights and obligations under this Section 5.4 shall survive the expiration or earlier termination of this Lease.

      5.5. DELAY; INSPECTION OF RECORDS. No delay of Landlord in computing or notifying Tenant of the amount of Taxes or Premises Expenses due shall be deemed a waiver of Landlord's right to collect such amounts due. For a period of one hundred eighty (180) days following Tenant's receipt of Landlord's written accounting and reconciliation statement of Taxes or Premises Expenses for a Lease Year, Tenant and Tenant's representatives shall have the right, upon five
(5) days' prior notice, to inspect the Landlord's records of Taxes or Premises Expenses at Landlord's offices, during regular business hours. Unless Tenant gives Landlord written objection to the amount of Taxes or Premises Expenses requested of Tenant by Landlord, specifying in reasonable detail the nature of the objection, within two hundred forty (240) days after Tenant's receipt of said written accounting and reconciliation statement from Landlord, Tenant shall be deemed to have accepted the amount of Taxes and Premises Expenses due for the Lease Year in question. Landlord shall maintain accurate books and records for Premises Expenses and Taxes in accordance with generally accepted accounting principles consistently applied; however, adjustments to Premises Expenses and Taxes shall be made as provided in this Lease. Landlord shall maintain such books and records and keep copies of the actual paid bills, cancelled checks and copies of any applicable contracts with respect to each Lease Year for three (3) years following the end of such Lease Year. If Tenant's audit establishes that Tenant was overcharged, then Landlord shall promptly reimburse Tenant for such overpayment. Additionally, if `the audit reveals that after final reconciliation pursuant to the final reconciliation statement Tenant was overcharged by three percent (3%) or more of the amount that should have been paid by Tenant for that Lease Year, then Landlord shall reimburse Tenant for all of Tenant's reasonable audit fees incurred for the audit. If there is a change in ownership of the Building, Landlord agrees to give complete copies of all records affecting Premises Expenses and Taxes to the subsequent owner. If Landlord does not agree with Tenant's audit, Landlord and Tenant shall negotiate with each other in good faith to attempt to resolve the dispute. If either party determines that the negotiations are futile, then the dispute shall be resolved by arbitration pursuant to
Section 19.30.

      5.6. TAX CONTEST. At Tenant's option and cost, Tenant may bring appropriate proceedings in Landlord's name or Tenant's name or both for contesting any Tax assessed for any Lease Year. The amount of Taxes recovered as a result of such proceedings for any period during the Lease Term shall belong to Tenant and any additional Taxes recovered for a period other than the Lease Term shall be paid to Landlord. Landlord shall cooperate with Tenant with respect to the proceedings so far, as is reasonably necessary.

      5.7. SURVIVAL. Landlord's and Tenant's rights and obligations under this
Article 5 shall survive the expiration or early termination of this Lease.

                             ARTICLE 6 - INSURANCE

      6.1. KINDS AND AMOUNTS. Tenant, at its sole cost and expense, shall obtain and continuously maintain in full force and effect during the Lease Term:

                  (a) Commercial general liability insurance against any loss, liability or damage on, about or relating to the Premises, or any portion thereof, with limits of not less than Five Million Dollars ($5,000,000.00) combined single limit coverage on an occurrence basis. Such insurance shall specifically insure (by contractual liability endorsement) Tenant's obligations under Section 13.1(a) of this Lease.

                  (b) Whenever and so long as any construction or alteration work by Tenant or its Contractors is in progress at or on the Premises reasonably anticipated to cost in excess of $10,000.00, Tenant shall procure builder's risk insurance on a completed value form and all-risk basis with a replacement cost provision. During all periods of such construction, Tenant or its general contractor shall also maintain in effect Worker's Compensation Insurance in amounts required by State law.

      6.2. NAMED INSUREDS; CO-INSURANCE. All policies required to be maintained by Tenant under Section 6.1 above (excluding the Worker's Compensation Insurance) shall name Landlord, Landlord's mortgagee, and Landlord's Managing Agent/Property Manager (and such others as may reasonably from time to time be named by Landlord) as additional insureds pursuant to the form of additional insured endorsement as is available from the insurer affording the broadest possible coverage to such additional insureds. If Landlord so requests in writing, the holder of any mortgages or ground leases on the Premises shall be named on all policies pursuant to a standard mortgagee clause. Tenant shall comply with, observe and perform all provisions and requirements of all policies of insurance at any time in force with respect to the Premises. Tenant shall not take out separate property insurance concurrent in form or contributing in the event of loss with that required hereunder.

      6.3. DEDUCTIBLES; EVIDENCE OF INSURANCE. Each policy required under this.
Article 6 shall have attached thereto (i) an endorsement that such policy shall not be cancelled or materially changed without at least thirty (30) days' prior written notice to Landlord and any named mortgagee, and (ii) an endorsement to the effect that the insurance as to the interest of Landlord shall not be invalidated by any act or neglect of any person, except for the intentional misconduct of Landlord. All policies of insurance shall be written by companies with a Best rating of A or better and licensed in the State of Illinois, and shall be written in such form as shall be reasonably satisfactory to Landlord. Certificates of insurance reasonably acceptable to Landlord and evidence of payment shall be delivered to Landlord prior to commencement of the Lease Term and any Extended Term and prior to expiration of any policy. Each policy required from Tenant under this Article 6 shall have a deductible of no more than Twenty Five Thousand Dollars ($25,000.00) and in the event of a loss under the replacement cost property insurance on the Building and other improvements on the land, Tenant shall pay the amount of such deductible to Landlord.

      6.4. TENANT'S PERSONAL PROPERTY COVERAGE. Tenant shall maintain insurance coverage upon all personal property of Tenant or the personal property of others kept, stored or maintained on the Premises against loss or damage by fire, windstorm or other casualties or causes with commercially reasonable limits. Tenant hereby waives, releases, and discharges Landlord, its agents and employees from and against all claims whatsoever arising out of loss, claim, expense or damage to or destruction of any such personal property or to Tenant's business except to the extent that such loss, claim, expense or damage may have been caused by Landlord, its agents or employees.

      6.5. BLANKET POLICIES. Tenant may satisfy the liability insurance requirements under this Article under a blanket insurance policy or policies which may cover other properties occupied by Tenant provided, however, that any such policy of blanket insurance shall (i) specify the limits exclusively allocated to the Premises; and (ii) as respects the Premises, contain all the various provisions required of such an insurance policy by the foregoing provisions of this Article. The Premises shall be named on any umbrella liability policies of Tenant.

      6.6. FIRE PROTECTION. With respect to Tenant's use and occupancy of the
Premises: Tenant shall comply with all applicable building and fire codes, laws and ordinances, including without limitation the all applicable rules and regulations of the local fire department and State Fire Marshall; and shall comply with all reasonable rules, regulations and guidelines of the property insurance carrier. To the extent required by applicable Legal Requirements:
Tenant will cause the Premises to be served by a sprinkler monitoring system connected to the local fire department or to a qualified monitoring services approved by Landlord; and Tenant acknowledges that the Final Plans shall provide for the installation of an appropriate sprinkler system in the Building.

      6.7. LANDLORD'S INSURANCE. Landlord agrees to purchase, as a Premises Expense, and keep in force and effect insurance on the Building against fire and such other risks as may be included in extended ("all-risk") coverage insurance approved for use in the State of Illinois from time-to-time available in an amount not less than the greater of the full insurable replacement cost of the Building, the common areas and all improvements on the Land, or the amount sufficient to prevent Landlord from becoming a co-insurer under the terms of the applicable policies. Such policies shall contain a replacement cost endorsement and shall be written by a company with a Best rating of A or better and licensed in the State of Illinois.

      In addition, Landlord shall obtain and keep in full force and effect during the Lease Term: (i) Commercial General Liability Insurance on an occurrence basis, such insurance to afford protection in an amount not less than $5,000,000 combined single limit, protecting Landlord against any and all claims for personal injury, death or property damage to, occurring in or upon the Real Estate or any part thereof; (ii) Boiler and Machinery Insurance, if applicable;
(iii) contractual liability insurance in an amount not less than $5,000,000 insuring Landlord's liability pursuant to Article 13 hereof; and (iv) earthquake or flood insurance if the Land is in an area where such hazards are a known risk. Landlord's insurance shall be written by an insurance company admitted to do business in the State of Illinois with a Best rating of A or better. Landlord shall procure, maintain and place such insurance and pay all premiums and charges therefor as a Premises Expense. Landlord shall have the right to satisfy the foregoing insurance requirements through "blanket type" coverage arranged through any entity with which Landlord is affiliated, provided that the coverage thereunder is not less than, or subject to limits resulting from other losses or claims which reduce the coverage thereunder to less than what is specified in this Section 6.7.

      6.8. MUTUAL WAIVER OF CLAIMS AND RIGHTS OF SUBROGATION. Each party hereby waives and releases the other party from any and all claims relating to or arising from any loss or damage to the Building, the Land, the Tenant's Improvements, or the other improvements thereon (and loss of income arising therefrom), even though such loss or damage might have been occasioned by the negligence of the other party, its agents or employees, if and to the extent that such loss or damage (i) is recoverable under any insurance actually carried by the party suffering such loss as herein specified, or which would have been covered by insurance had such party suffering such loss obtained and maintained insurance coverage in accordance with Article 6 hereof, as the case may be, or
(ii) is self insured by such party suffering such loss (and such party is permitted to self-insure for such loss hereunder) including any deductibles from such insurance coverage. Inasmuch as this mutual waiver will preclude the assignment of any such claim by subrogation (or otherwise) to an insurance company (or any other person), Landlord and Tenant each agree to give to each insurance company which has issued, or in the future may issue, to its policies of physical damage insurance, written notice of the terms of this mutual waiver, and to have said insurance policies properly endorsed, if necessary, to prevent the invalidation of said insurance coverage by reason of said waiver. In the event that either party is unable to obtain such an endorsement to its insurance policies without paying a materially higher insurance premium, then such party shall give written notice to the other party in which it shall elect not to provide such endorsement and stating the increase in the cost of such insurance premium and thereafter shall provide the other party with any other information regarding such insurance as such other party shall reasonably request. Such other party shall have the option of paying the increased. cost of the insurance policy in order to obtain such endorsement dealing with waiver of subrogation. If one party so elects not to provide such endorsement, then the other party shall have no obligation to provide said endorsement on its own insurance policy for the benefit of the party electing not to provide said endorsement.

                        ARTICLE 7 - COMPLIANCE WITH LAWS

      7.1. COMPLIANCE. Except for any revisions specifically required as a result of Tenant's use of the Premises, Landlord will cause the Building to be constructed in accordance with all applicable Legal Requirements. Thereafter, unless such violations are proximately caused by the negligent acts or omissions or intentional acts of Landlord or Landlord's employee's, agents, contractors or invitees (collectively, "Landlord's Representatives"), Tenant shall, throughout the Lease Term, at Tenant's sole cost and expense, promptly comply with, and remove or cure violations of, any and all present and future Legal Requirements governing Tenant's particular use or manner of use of the Premises, regardless of whether the compliance, curing or removal of any such violation and the costs and expenses necessitated thereby shall have been foreseen or unforeseen, ordinary or extraordinary, and whether or not the same shall be presently within the contemplation of Landlord or Tenant or shall involve any change of governmental policy, and irrespective of the costs thereof.

      7.2. OBSERVANCE OF MATTERS OF RECORD. Tenant shall comply with the terms and requirements of all permits issued by governmental authorities issued in connection with use or operation of the Premises. Tenant, at its sole cost, and expense, shall comply with all CC&R's affecting the Premises existing as of the date hereof (copies of which are attached hereto as Exhibit "F"), including, but not limited to the Declaration of Covenants, Conditions and Restrictions for the Center (the "Declaration"), and as any of the same may from time to time be amended or supplemented provided that Landlord has provided Tenant with copies of the same. Landlord agrees not to take any action on its own behalf, or consent to amend or supplement any of the same in any manner that unreasonably interferes with Tenant's rights under this Lease. Tenant acknowledges having previously received a photocopy of the recorded Declaration.

                      ARTICLE 8 - REPAIRS AND MAINTENANCE

      8.1. TENANT'S REPAIR OBLIGATIONS. Except for items which are Landlord's responsibility as set forth below or are necessitated by the negligence or willful misconduct of Landlord or any employee, agent, contractor, concessionaire or invitee of Landlord (collectively, "Landlord's Representatives"), Tenant, at its sole cost and expense, shall maintain the interior of the Premises in first- class condition and repair, ordinary wear and tear excepted; provided, however, that solely with respect to the Structure, except for Tenant's obligation to pay Premises Expenses relating to maintenance expenses as required under Article 5, in no event shall Tenant be responsible for any repairs or replacements of the Structure unless necessitated by the negligence or willful misconduct of Tenant or any employee, agent, contractor, sublessee, licensee, concessionaire or invitee of Tenant (collectively, "Tenant's Representatives"). As used herein, "Structure" shall mean the structural elements of the Building as reflected by the Final Plans consisting of the bearing walls, roof, exterior walls, support beams, foundations, exterior window frames, exterior windows, floor slabs and support columns and underground utility systems of the Building. In no event shall any improvements or alterations made by Tenant to the Structure be deemed a part of the Structure, and notwithstanding anything in this Lease to the contrary, Landlord shall have no obligation to maintain, repair or replace any such improvements or alterations made by Tenant. Tenant shall maintain, repair and replace as necessary all floors and floor finishes above the floor slabs, interior walls, doors, interior windows, telecommunications systems, cabling and wiring, and shall keep the Premises in a clean, lawful and orderly condition. Tenant shall keep all portions of the Premises and other portions of the Real Estate free from litter caused by Tenant's operations. All repairs and replacements made by Tenant shall be at least equal in quality to the original work and shall be made by Tenant in accordance with all Legal Requirements whether heretofore or hereafter enacted. Tenant hereby elects and Landlord hereby approves and consents, subject to Landlord's continuing consent (which will not be unreasonably withheld, denied or revoked so long as Tenant does not abandon the Building and so long as Tenant fully and faithfully performs its obligations hereunder in a competent manner), to perform or cause to be performed all customary and recommended routine maintenance, repairs and servicing of the Building Systems. In connection therewith Tenant shall maintain and provide Landlord access to true and complete detailed records evidencing the performance of such maintenance and service on an ongoing basis. To the extent that Tenant directly bears such maintenance and service expenses for the maintenance and servicing of the Building Systems in accordance with the foregoing provisions hereof, the same shall not be included in the Premises Expenses. If Tenant or Tenant's Representatives damage any part of the Premises (including without limitation any Building Systems), Tenant's Parking Area or common areas (including, but not limited to, damage to the common areas of the Center resulting from the excessive or uncommon use thereof), then Tenant shall commence to repair or replace such damage as soon as is reasonably practicable and in any event within thirty (30) days of demand and Tenant shall diligently prosecute such repairs or replacements to completion. If Tenant fails to repair or replace any such damage in accordance with the foregoing provisions hereof, then Landlord may make such repairs or replacements and, in such event, Tenant shall reimburse the Landlord for its costs of performing or causing the completion of such repairs or replacements, which reimbursement payment shall be made within fifteen (15) days of Tenant's receipt of Landlord's demand for the payment of such costs. Notwithstanding the foregoing provisions hereof, all damage to the Structure or to any common areas of the Center caused by Tenant or any of Tenant's Representatives shall be repaired or replaced, at Landlord's option, by Landlord at Tenant's expense and Tenant shall reimburse Landlord for all costs thereof within fifteen (15) days of Tenant's receipt of Landlord's demand for the payment of such costs.

      8.2. LANDLORD REPAIR RESPONSIBILITIES. Landlord shall at all times keep and maintain Tenant's Parking Area and the Structure in good repair and condition and shall replace Building Systems as required from time to time (subject to Landlord's right to require Tenant to repair or replace damage caused by the negligence or willful misconduct of Tenant or any of Tenant's Representatives in accordance with the provisions of Section 8.1 hereof). Any costs incurred by Landlord relating to the repair or replacement of the Structure shall be borne by Landlord and not included as a Premises Expense, unless necessitated by the negligence or willful misconduct of Tenant or Tenant's Representatives. The cost of all maintenance, repairs and replacements of the Buildings Systems incurred by Landlord shall be a Premises Expense, subject to the provisions of Section 5.1 hereof. All costs incurred by Landlord for the maintenance, repair and replacement of the Tenant's Parking Area including, but not limited to, lighting, sweeping, snow removal, sealing and restriping, shall be a Premises Expense, except that no costs incurred in connection with the repair of asphalt paving within the Tenant's Parking Area during the two (2) year period following substantial completion thereof, shall be a Premises Expense unless necessitated by the negligence, willful misconduct or excessive or uncommon use thereof by Tenant or Tenant's Representatives. Landlord shall not be deemed in default of this Section unless Tenant has first given Landlord written notice of any repairs required of Landlord and Landlord has not effected such repairs within thirty (30) days after receipt of such notice or such longer period as may be reasonably required to effect such repairs; provided, however, that emergency repairs for which Landlord is responsible hereunder which, if not completed, would adversely affect Tenant's ability to operate its business, shall be repaired as soon as is reasonably practicable. Except as otherwise expressly provided in this Lease, Landlord shall not be required to furnish any services or facilities or to make any repairs or alterations in, about or to the Premises and Tenant shall assume full and sole responsibility for the condition, operation, repair and replacement of the Premises and waives any rights created by any law now or hereafter in force that require Landlord to make repairs to the Premises.

      8.3. COVENANT AGAINST WASTE. Tenant shall not commit or suffer any waste or damage, disfigurement or injury to the Premises or permit or suffer any overloading of the floors, electrical or other Building Systems or otherwise use the Premises in a manner that would place an undue stress on the same beyond safe or design limits.

                             ARTICLE 9 - ALTERATIONS

      9.1. ALTERATIONS. Tenant shall not perform any alterations, additions, demolition, installations, or improvements in, on, of or to the Premises ("Alterations") without Landlord's prior written consent, which Landlord shall not unreasonably withhold, condition or delay, except that Tenant may, without Landlord's consent, perform the following alterations ("Permitted Alterations"):
(a) emergency, temporary repairs to prevent further damage to the Premises or Tenant's property with prior telephonic notice to Landlord; and (b) any decorating, painting, carpeting and similar work within the interior of the Building as well as other interior modifications thereto provided that the cost of any such interior modifications in any calendar year shall not exceed Forty Thousand and No/1 00 Dollars ($40,000) and will not be performed without prior notice to Landlord, and further provided that none of the Permitted Alterations pursuant to this clause (b) shall materially affect any of the Building Systems or the Structure. No Alterations (including Alterations which would otherwise constitute Permitted Alterations) shall be permitted that, in Landlord's reasonable discretion, adversely affects the Building Systems or the Structure or its exterior appearance, or adversely affects the value or marketability of the Premises. Landlord may, as a condition of its consent to any Alterations other than Permitted Alterations require Tenant to furnish to Landlord before commencement of any such Alterations, final plans and specifications incorporating Landlord's required reasonable revisions to Tenant's plans and specifications, if any, and (iii) also require Tenant to furnish evidence reasonably satisfactory to Landlord of Tenant's ability to pay for such Alterations, names and addresses of all general contractors and mechanical and electrical subcontractors, copies of all contracts for such contractors and such subcontractors, copies of necessary permits and licenses, and copies of certificates of insurance covering such work as required under Article 6, above. All Alterations shall be performed in accordance with the CC&R's and all Legal Requirements. All Alterations shall be performed in a good and workmanlike manner by tradesmen skilled in their respective trades, using only good grades of new materials.

      9.2. LIENS AND CLAIMS. To the extent permitted by law, all of Tenant's contracts and subcontracts for such Alterations shall provide that no lien shall attach to or be claimed against the Premises or any interest therein other than Tenant's leasehold interest in the Premises, and that all subcontracts let thereunder shall contain the same provision. Whether or not Tenant complies with the foregoing, Tenant agrees to hold Landlord harmless against all liens, claims, costs, damages, expenses and liabilities of every kind, nature and description which may arise out of or in any way be connected with the Alterations performed by or for Tenant.

      9.3. PAYMENT FOR ALTERATIONS. Tenant shall pay the cost of all Alterations. Upon completion of each Alteration for which Landlord's consent was required, Tenant shall furnish Landlord with customary contractor's affidavits and full and final waivers of lien and, upon Landlord's request use commercially reasonable efforts to obtain, receipted bills covering all labor and materials expended and used in connection therewith, and "as built" plans thereof and a certificate from Tenant's architect or contractor that the Alterations were performed in accordance with the plans and specifications approved by Landlord, if any.

      9.4. OWNERSHIP AND REMOVAL OF ALTERATIONS. All Alterations shall, upon installation, become part of the Premises, shall be owned by Landlord, and shall, unless at the time of granting its consent therefor Landlord shall have notified Tenant that Landlord may require the subsequent removal of the same and Landlord does subsequently elect to require the removal of the same, remain in the Premises at the expiration or termination of this Lease or termination of Tenant's right to possession of the Premises, without compensation or credit to Tenant. If at the time of granting its consent therefor, Landlord shall have notified Tenant that Landlord may require the subsequent removal of any Alteration or part thereof and Landlord does elect upon the expiration or termination of this Lease to require the removal of the same, then Tenant shall remove all such Alterations and restore the Premises to their original condition, ordinary wear and tear excepted, upon expiration or termination of this Lease. Additionally, any Alterations which would require Landlord's prior consent hereunder but which were made without Landlord's consent shall also be removed by Tenant if Landlord so elects upon the expiration or termination of this Lease and in connection therewith Tenant shall restore the Premises to their original condition, ordinary wear and tear excepted.

                     ARTICLE 10 - ASSIGNMENT AND SUBLETTING

      10.1. LANDLORD'S CONSENT REQUIRED. Except as permitted in this Article 10, Tenant shall not sell, assign, mortgage, hypothecate, pledge or in any other manner transfer or encumber any of its interest in this Lease or sublet or permit others to use or occupy any portion of the Premises, or grant any license, concession, franchise or other rights or interest in this Lease or the Premises, voluntarily, by operation of law or otherwise (all of the foregoing are sometimes referred to collectively as a "Transfer") without in each case obtaining Landlord's prior written consent, which Landlord shall not unreasonably withhold, delay, or condition provided the following conditions are satisfied:

                  (a) At the effective date of the Transfer, and at the time when Tenant requests Landlord's written consent thereto, this Lease must be in full force and effect, without Default on the part of Tenant.

                  (b) Any assignment of this Lease shall transfer to the assignee all of Tenant's right, title and interest in this Lease and all of Tenant's estate or interest in the Premises.

                  (c) Any Transfer shall be subject to all the provisions, terms, covenants and conditions of this Lease. Following a Transfer, the Tenant-Transferor shall remain primarily and unconditionally liable and responsible for the performance of all Tenant obligations under the Lease. The continued liability of Tenant Transferor shall not be affected or limited by:

                        (i) The release or discharge of Tenant or the assignee, sublessee or other transferee (collectively "Transferee") in bankruptcy or other creditors' proceeding;

                        (ii) Any rejection or disclaimer of Tenant or Transferee;

                        (iii) Repossession of the Premises by Landlord;

                        (iv) Any application of any security or other deposit posted by Tenant or Transferee pursuant to the provisions of this Lease;

                        (v) Any exercise of or refraining from exercising, for any period of time whatsoever, any rights, including any right of Landlord to accelerate Rent obligations, against Tenant, Transferee or others available to Landlord by law or under the Lease;

                        (vi) The addition or release of any persons or entities as additional Tenants or Transferees under the Lease or the fact that any Transferee has assumed liability for the performance of Tenant's obligations under the Lease;

                        (vii) The acceptance of any further security or release
            of security for payment of Tenant's obligations under the Lease;

                        (viii) Any further transfer or consent to transfer of
            Tenant's interest under the Lease or any part thereof;

                        (ix) The performance of such other acts by Landlord as may be permitted under the Lease;

                        (x) The granting of any license, concession or other agreement with respect to the Premises;

                        (xi) The assignment of Landlord's interest under the Lease; or

                        (xii) Any amendment, modification, waiver or concession
            of or under the Lease entered between Landlord and Transferee, regardless of any failure to provide notice to or obtain the consent of Tenant, except that Tenant's liabilities and obligations under this Lease shall not be increased nor its rights diminished on account of same.

                  (d) In addition to the above requirements, any sublease permitted under this Section shall contain provisions to the effect that
      (i) such sublease is only for actual use and occupancy by the sublessee; `(ii) such sublease is subject and subordinate to all of the terms, covenants and conditions of this Lease and to all of the rights of Landlord thereunder; and (iii) if this Lease or Tenant's right to possession shall terminate before the expiration of such sublease, the sublessee thereunder will, at Landlord's option, attorn to Landlord and waive any rights the sublessee may have to terminate the sublease or to surrender possession thereunder as a result of the termination of this Lease.

                  (e) Should Tenant desire to Transfer an interest in this Lease other than to a Related Transferee as hereinafter provided, Tenant shall give Landlord written notice of its intention to do so at least thirty (30) days or more before the effective date of such proposed Transfer. As a part of its request for Landlord's consent to a Transfer, Tenant shall provide Landlord with financial statements for the proposed transferee, a complete copy of the proposed assignment, sublease and other contractual documents and such other information as Landlord shall reasonably request. Landlord may, at any time within thirty (30) days after the receipt of a notice of Tenant's intent to assign this Lease, or sublet all or a material portion of the Premises, to a party other than a Related Transferee, terminate this Lease by written notice to Tenant (a "Termination Notice"), in which event such termination shall become effective upon the effective date of the proposed
      Transfer, but in no event less than thirty (30) days after Landlord's receipt of notice from Tenant; provided however that Landlord `s election to terminate this Lease shall be null and void if Tenant withdraws its notice of intention to Transfer an interest in this Lease by written notice of such withdrawal to Landlord within ten (10) days of Tenant's receipt of Landlord's Termination Notice. If this Lease is terminated, then Landlord may- enter into a direct lease with the proposed Transferee or with any other persons as Landlord may desire without obligation or liability to Tenant, its assignees, sublessees or their respective successors, assigns, agents or leasing brokers.

                  (f) Each Transfer shall be accomplished by an instrument in writing wherein: the Transferee, in the case of an assignment, shall agree in writing for the benefit of Landlord to jointly and severally (with Tenant) assume and be bound by, and agree to perform all of the terms, covenants and conditions of this Lease to be done, kept and performed by Tenant; and the Transferee, in the case of a sublease, shall agree in connection with its occupancy of all or any portion of the Premises not to cause any violation of the terms, covenants and conditions of this Lease. Said instruments shall otherwise also be in form and substance reasonably acceptable to Landlord.

                  (g) All requests for Landlord's consent shall be by written notice. Tenant shall on demand reimburse Landlord for all reasonable expenses, including reasonable attorneys' fees and disbursements, incurred by Landlord in conjunction with a requested Transfer by Tenant.

                  (h) In the event the rent payable by any Transferee permitted under this Article 10 shall exceed the Rent due hereunder, Landlord shall be entitled to fifty percent (50%) of such excess rent, after deducting the actual, reasonable and customary brokerage commissions, tenant improvement work, rent and other concessions and any other reasonable and customary costs incurred by Tenant in procuring the Transferee for the Premises, including the reasonable and customary marketing costs incurred by Tenant in procuring said Transferee.

                  (i) Without limitation, it is agreed that Landlord's consent to a Transfer shall not be considered unreasonably withheld if: (1) the proposed Transferee's net worth is less than the greater of Forty Million Dollars ($40,000,000) or Tenant's net worth at the time of the proposed Transfer; (2) the proposed Transferee is a governmental agency; (3) any portion of the Premises would likely become subject to additional or different laws as a consequence of the proposed Transfer; (4) Landlord has not been able to secure the consent of any of its lenders which have the right to approve the Transfer; (5) the specific types of Hazardous Materials, if any, which such Transferee anticipates to utilize at the Premises in connection with its business operations create an environmental risk greater than that presented by the Hazardous Materials utilized by the Tenant, or (6) Landlord or any affiliate (as hereafter defined) of Landlord has had prior unsatisfactory dealings with the proposed Transferee. Tenant shall not be entitled to receive monetary damages based upon a claim that Landlord unreasonably withheld its consent to a proposed Transfer and Tenant's sole remedy shall be an action to enforce any such provisions through specific performance or declaratory judgment. In no event shall Tenant be entitled to recover any damages as a result of Landlord's refusal to grant its consent to any Transfer hereunder, it being agreed that Tenant's sole remedy in connection therewith shall be an action for injunctive or declaratory relief.

      10.2. ATTEMPTED TRANSFERS.

                  (a) If the Premises or any part thereof or any interest in the Lease are transferred, whether or not in violation of this Article, Landlord may retain Rent received from the Transferee if so directly paid by said Transferee (in which event Landlord will promptly notify Tenant of the receipt of such Rent). In such event, Landlord shall apply the net amount collected to the Rent due under this Lease, but no such collection or application shall be deemed a waiver of any term, covenant or condition of this Lease or the consent to such Transfer or acceptance by Landlord of such Transferee.

                  (b) Any Transfer of an interest in this Lease or the Premises, by document or other agreement or by operation of law in violation of the terms of this Lease, shall be void and confer no rights on any third party and shall, at Landlord's option, constitute a Default under this Lease. The consent by Landlord to any Transfer shall not constitute a waiver of the necessity of such consent to any subsequent Transfer. No Transfer, whether or not Landlord's consent is given, shall relieve Tenant of its liability and obligations under this Lease.

      10.3. CHANGE OF CONTROL. Except as provided in Section 10.4 below with respect to Transfers to Related Transferees, if Tenant is a corporation, limited liability company, partnership, or similar entity, and if the identity of the owners or those that otherwise control a majority of the voting shares/rights at any time changes for any reason (including but not limited to merger, consolidation or reorganization), such change or ownership or control shall constitute a Transfer requiring Landlord's consent, as provided in Section 10.1 above. The foregoing provisions of this Section 10.3 shall not apply to Tenant however so long as Tenant is an entity whose outstanding stock is listed on a nationally recognized security exchange.

      10.4. LANDLORD'S CONSENT NOT REQUIRED. Notwithstanding the foregoing provisions of this Article 10, Tenant shall have the right, without Landlord's consent, to effect a Transfer to the following persons or entities (collectively, "Related Transferees"): any "affiliate" (as hereinafter defined) of Tenant, or to any entity succeeding to all or a material portion of the business assets of Tenant by merger, spin-off, consolidation or acquisition (a "Related Transferee Transaction") provided the following conditions are satisfied:

                  (a) Tenant shall provide Landlord with at least thirty (30) days prior written notice of such Transfer;

                  (b) As of the effective date of the Transfer to the Related Transferee, this Lease must be in full force and effect without Default on the part of Tenant;

                  (c) Such Related Transferee has a net worth of not less than the greater of Forty Million Dollars ($40,000,000) or Tenant's net worth at the time of the Related Transferee Transaction in the event that Tenant, as a result of the consummation of such Related Transferee Transaction, will have a then current net worth less than Forty Million Dollars ($40,000,000) or ceases to continue in existence as a result of such Related Transferee Transaction; and

                  (d) Such Transfer shall otherwise satisfy the conditions and other provisions set forth in Section 10.1 above.

As used herein, the term "affiliate" means any corporation, partnership, limited liability company or other entity which controls, is controlled by or which is under common control with Tenant. The term "control" as used in this Section
10.4 means the power to directly or indirectly direct or cause the direction of the management or policies of, or the ownership of more than fifty percent (50%) of the voting securities or interests in, the applicable entity.

                       ARTICLE 11 - LIENS AND ENCUMBRANCES

      11.1. ENCUMBERING TITLE. Tenant shall not do any act which shall in any way encumber Landlord's interest in and to the Premises, nor shall the interest or estate of Landlord in the Premises in any way become subject to any claim by way of lien or encumbrance, whether by operation of law or by virtue of any express or implied contract by Tenant. Any claim to, or lien upon, the Premises arising from any act or omission of Tenant other than a claim by Landlord, shall accrue only against the leasehold estate of Tenant and shall be subject and subordinate to the paramount title and rights of Landlord in and to the Premises. Tenant shall have no authority to contract for or on behalf of Landlord for any improvements or work.

      11.2. LIENS AND RIGHT TO CONTEST. Tenant shall not permit the Premises to become subject to any mechanics', laborers' or materialmen's lien on account of labor, material or services furnished to Tenant or claimed to have been furnished to Tenant in connection with work of any character performed or claimed to have been performed for or on the Premises by, or at the direction or request of, or with the permission of, Tenant; provided, however, that Tenant shall have the right to contest, in good faith and with reasonable diligence, the validity of any such lien or claimed lien if Tenant shall provide to and for the benefit of Landlord such security or provide other evidence of Tenant's financial ability to satisfy the lien as may be reasonably satisfactory to Landlord to assure payment thereof and to prevent any sale, foreclosure, or forfeiture of Landlord's interest in the Premises by reason of non-payment thereof; provided further however that on final determination of the lien or claim of lien, Tenant shall immediately pay any judgment rendered, with all proper costs and charges, and shall have the lien released and any judgment satisfied. If Tenant fails to secure such bond or post such security or provide other evidence of Tenant's financial ability to satisfy the lien as may be reasonably satisfactory to Landlord or does not diligently contest such lien within fifteen (15) business days after receipt of notice thereof, Landlord may, without investigation of the validity of the lien claim, discharge such lien and Tenant shall pay the cost thereof to Landlord within thirty (30) days of demand.

                             ARTICLE 12 - UTILITIES

      12.1. USE AND PURCHASE OF UTILITIES. From and after the Commencement Date, Tenant will pay, when due, all charges of every nature, kind or description for utilities furnished to the Premises or chargeable against the Premises, including all charges for water, sewage, heat, gas, light, garbage, electricity, telephone, steam, power, or other public or private utility services. In the event Tenant fails to pay any utility charges for the Premises when due, Landlord may, but shall not be required to, pay such utility charges and all such sums paid, plus sums due under Section 18.8 below shall be due Landlord as Additional Rent hereunder. Separate utility meters for all utilities to be used by Tenant within the Premises shall be installed by Landlord as part of Landlord's Work or by the utility company providing such service.

                       ARTICLE 13 - INDEMNITY AND WAIVER

      13.1. INDEMNITY.

                  (a) Except to the extent caused by the negligent or willful acts of Landlord or any of its agents, contractors or employees, Tenant shall protect, indemnify, defend and save harmless Landlord, Landlord's members, mortgagees, and their respective agents, employees, officers and directors (collectively, "Landlord's Indemnified Parties"), from and against all liabilities, obligations, claims, damages, fines, penalties, causes of action, costs and expenses, including, without limitation, reasonable attorneys' fees and expenses, incurred or asserted by reason of or arising from (i) any accident, injury to, or death of, persons or loss of, or damage to, property occurring on or about the Premises or any part thereof, or resulting from any negligent or willful act of Tenant or any of Tenant's Representatives or otherwise resulting from the conduct or management of the business conducted by Tenant on or about the Premises;
      (ii) any breach or default on the part of Tenant in the performance of any covenant or obligation on the part of Tenant to be performed under this Lease or any other Default on the part of Tenant under this Lease; (iii) the performance of any labor or services or the furnishing of any materials or other property in respect of the Premises or any part thereof performed by or on behalf of Tenant during the Lease Term; or (iv) claims, losses, damages, remediation and response costs, clean-up costs and expenses arising out of or in any way relating to Hazardous Materials, as defined hereinbelow, released, deposited, discharged, stored, moved onto, created upon, or removed from the Premises by Tenant or any of Tenant's Representatives in violation of Environmental Laws, including, without limitation, (x) claims of third parties, including governmental entities, for damages, penalties, remediation and response costs, clean-up costs, injunctive or other relief; and (y) reasonable costs and expenses relating to remediation, removal and restoration, including reasonable fees and costs of environmental engineers, attorneys and experts, audit costs and costs of reporting the existence of Hazardous Materials to any governmental agency. In case any action or proceeding is brought against Landlord by reason of any such claim, Tenant, upon demand by Landlord, at Landlord' s option, covenants to diligently defend such action or proceeding, and to retain legal counsel reasonably satisfactory to Landlord in connection therewith.

                  (b) Except to the extent caused by the negligent or willful acts of Tenant or any Tenant Representatives and subject in all respects to the limitations on Landlord's liability for damages as set forth in Sections 18.9 and 19.18 hereof, Landlord shall protect, indemnify, defend and same harmless Tenant from and against all liabilities, obligations, claims, damages, fines, penalties, causes of action, costs and expenses, including, without limitation, reasonable attorneys' fees and expenses, incurred or asserted by reason of or arising from (i) any accident, injury to or death of persons or loss of, or damage to, property resulting from any negligent or willful act of Landlord or its agents, contractors or employees, (ii) any breach or default on the part of Landlord in the performance of any covenant or obligation on the part of Landlord to be performed under this Lease or any other Default on the part of Landlord under this Lease, (iii) the performance or any labor or services or the furnishing of any materials or other property in respect of the Real Estate or any part thereof performed by or on behalf of Landlord during the Lease Term, (iv) claims, losses, damages, remediation and response costs, clean-up costs and expenses arising out of or in any way relating to Hazardous Materials released, deposited, discharged, stored, moved onto, created upon or removed from the Real Estate by Landlord or its agents, contractors or employees (except if removal by or for Landlord is due to Tenant's failure to cause the removal of Hazardous Materials for which Tenant is responsible hereunder). In case any action or proceeding is brought against Tenant by reason of any such claim; Landlord, upon demand by Tenant, at Tenant's option, covenants to diligently defend such action or proceeding, and to retain legal counsel reasonably satisfactory to Tenant in connection therewith.

                  (c) All of the respective obligations of Landlord and Tenant as set forth in this Section 13.1 shall survive any expiration or termination of this Lease.

      13.2. HAZARDOUS MATERIALS. For purposes of this Lease, the term "Hazardous Materials" shall mean and include any and all hazardous, special, medical, toxic or dangerous waste substance or material defined in, or regulated by, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 USC Section 9601, et. seq.), the Hazardous Materials Transportation Act (49 USC
Section 5101, et. seq.) and the Resource Conservation and Recovery Act (42 USC
Section 6901, et. seq.) or any other federal, state or local statute, law, ordinance, code, rule, regulation, guideline, order or decree regulating, relating to or imposing liability or standards of conduct concerning the environment or any hazardous, toxic or dangerous waste, substance or material, as now or at any time hereafter in effect (collectively, "Environmental Laws"). Notwithstanding anything to the contrary herein, reasonable and customary cleaning and office supplies and other similar materials shall not be deemed Hazardous Materials provided that they are stored, used and disposed of in accordance with applicable Environmental Laws.

      13.3. COMPLIANCE WITH ENVIRONMENTAL LAWS. Tenant shall comply with all Environmental Laws with respect to Tenant's use, deposit, discharge, storage, transport or other handling of any Hazardous Materials at the Premises, and Tenant shall provide to Landlord any notices received from any governmental authority with respect to the same. Tenant shall not install any underground or surface storage tanks on the Premises. Tenant shall not discharge, release, store, create, use, move onto or remove from the Premises any Hazardous Materials in violation of Environmental Laws, without Landlord's prior written approval, which Landlord may withhold in its sole discretion; provided however that the use (but not manufacture) upon the Premises by Tenant of solely those Hazardous Materials in quantities and concentrations as are customary in the conduct-of Tenant's business in the ordinary course will be approved by Landlord. In that regard, Landlord hereby consents to the use by Tenant of those Hazardous Materials as set forth on Exhibit "H" attached hereto, subject at, all times to the provisions of this Lease with respect thereto. In connection with all such use, Tenant shall comply with all Environmental Laws applicable thereto. In connection therewith, Tenant shall provide to Landlord a material safety data sheet with respect to each Hazardous Material for which a material safety data sheet is required to be filed or maintained under applicable Environmental Laws. All Hazardous Materials introduced to the Premises by Tenant will be managed by Tenant in compliance with all Environmental Laws. Tenant shall install all necessary odor and dust controls and any other pollution control devices which are necessary to ensure compliance with all applicable Environmental Laws. If Landlord, in its reasonable judgment, believes that Tenant has caused the Premises, the Real Estate, any adjacent property or the surrounding environment to become contaminated with Hazardous Materials in violation of any Environmental Laws, Landlord may, in addition to its other rights under this Lease, enter upon the Premises and obtain samples from the Premises, including the soil and groundwater under the Premises, to determine whether and to what extent the Premises, the Real Estate, any adjacent property or the surrounding environment have become contaminated by Tenant. Such testing shall be performed at Landlord's expense unless such tests indicate that Tenant has contaminated the Premises, the Real Estate, any adjacent property or the environment with Hazardous Materials in violation of any Environmental Laws, in which case Tenant shall pay the cost of such testing within thirty (30) days of Landlord's demand. With respect to any Hazardous Materials introduced to the Premises during the Lease Term, Tenant shall bear the burden of proof with respect to establishing that any such Hazardous Materials found to have been released on, at or about, or to have otherwise contaminated, the Premises, Real Estate or any adjacent property were not the result of any acts or omissions of Tenant or any of Tenant's Representatives. In the event that it is found that Tenant contaminated the Premises, the Real Estate, any adjacent property or the environment with Hazardous Materials in violation of any Environmental Laws, Tenant shall take such actions as may be required in order to remove and remediate such Hazardous Materials from the Premises, the Real Estate, any adjacent property and the environment as are legally required in order to repair, cleanup or detoxify the same, and shall prepare any closure or other remediation plans in connection therewith, all to the most stringent cleanup standard as established by any applicable Environmental Laws (without regard to whether any enforcement agency is vested with discretionary authority with respect to the enforcement of that standard) such that the prescribed legally acceptable maximum levels for the continued presence in, the environment of that particular Hazardous Material will not be violated. If requested by Landlord in connection with any such removal or remediation of Hazardous Materials by Tenant, Tenant shall obtain and provide to Landlord a No Further Remediation Letter or other evidence demonstrating that the Premises, the Real Estate and adjacent property have been fully remediated. Landlord represents and warrants to Tenant that Landlord has not received any actual written notice or other written documentation of the presence of Hazardous Materials, in violation of applicable Environmental Laws, at the Real Estate.

      13.4. WAIVER OF CERTAIN CLAIMS. Except to the extent proximately caused by Landlord's willful misconduct or negligence, or Landlord's failure to comply with its maintenance and repair obligations specifically set forth in this Lease, Tenant waives all claims it may have against Landlord for damage or injury to property sustained by Tenant or any persons claiming through Tenant or by any occupant of the Premises, or by any other person, resulting from any part of the Premises, the Real Estate or any of its improvements, equipment or appurtenances becoming out of repair, or resulting from any accident on or about the Premises, the Real Estate or any other cause or resulting directly or indirectly from any act of neglect of any person. Such waiver shall include, but not by way of limitation, damage caused by water, snow, frost, steam, excessive heat or cold, interruptions in utilities, sewage, gas, odors or noise, theft, or caused by bursting or leaking of pipes or plumbing fixtures, and shall apply equally whether any such damage results from the act or neglect of Tenant or any other person, but other than resulting from the negligence of Landlord or Landlord's Representatives, to the extent permitted by law, and whether such damage be caused by, or result from, any thing or circumstance above mentioned or referred to, or to any other thing or circumstance whether of a like nature or of wholly different nature. In no event shall Rent abate as the result of any such occurrence. All personal property belonging to Tenant or any occupant of the Premises that is in or on any part of the Premises shall be at the risk of Tenant or of such other person only, and Landlord shall not be liable for any damage thereto or theft or misappropriation thereof.

                    ARTICLE 14 - DESTRUCTION AND RESTORATION

      14.1. SUBSTANTIAL DESTRUCTION. Landlord shall deliver to Tenant within sixty (60) days after the date of any fire or other casualty to the Premises, an estimate from an independent, qualified architect or general contractor, engaged by Landlord (subject to Tenant's approval, which shall not be unreasonably withheld or delayed) as to the length of time required to repair, restore, or rehabilitate the damaged portions of the Premises to as good or better a condition and to the same or improved general appearance as existed immediately prior to the occurrence of such fire or other casualty (the "Restoration Work") or whether restoration is not feasible.

      If twenty percent (20%) or more of the Area of the Premises is made untenantable by fire or other casualty, Landlord shall, at its option, elect either:

      A. To terminate this Lease as of the date of the fire or casualty by written notice to Tenant given no later than ninety (90) days after the date of such fire or other casualty; or

      B     To proceed with reasonable diligence to complete the Restoration
Work (excluding leasehold improvements paid for and installed by or for Tenant), in which event this Lease shall not terminate.

      If twenty percent (20%) or more of the Area of the Premises is made inaccessible or unusable by fire or other casualty, or, due to the nature and extent of such fire or other casualty, Tenant is unable to conduct its business from the Premises, unless in any such event resulting from the negligence or willful misconduct of Tenant or any of Tenant's Representatives, and Landlord is unable to complete the Restoration Work (excluding leasehold improvements paid for by Tenant) within two hundred ten (210) days or one hundred eighty (180) days for a casualty in the last year of the Lease Term, subject to Force Majeure, Tenant shall have the right, exercisable by written notice to Landlord within fifteen (15) days following said 210th or 180th day, to terminate this Lease and deliver up possession of the Premises effective on a date not more than fifteen (15) days following the date of said notice. Additionally, in the event the estimate for completing the Restoration Work delivered to Tenant by Landlord exceeds two hundred ten (210) days from the date of the fire or other casualty, Tenant shall have the right, exercisable by written notice to Landlord within fifteen (15) days -following Tenant's receipt of said estimate to terminate this Lease effective the date of such fire or other casualty.

      14.2. LESS THAN SUBSTANTIAL DESTRUCTION. Unless this Lease is terminated in accordance with Section 14.1 above, then Landlord, at Landlord's expense, shall diligently complete the Restoration Work (excluding leasehold improvements paid for and installed by or for Tenant).

      14.3. ABATEMENT. If a fire or other casualty renders all or part of the Premises inaccessible or unusable, Rent shall abate proportionately based on the inaccessible or unusable portions of the Premises for the period they are so inaccessible or unusable. Landlord shall be entitled to receive all available rent-loss insurance proceeds.

      14.4. LIMITATION ON REPAIR OBLIGATIONS. In no event shall Landlord be obligated to repair or rebuild leasehold improvements, alterations, or other improvements, trade fixtures or other personal property installed or owned by Tenant.

                           ARTICLE 15 - CONDEMNATION

      15.1. COMPLETE TAKING. In the event all or substantially all of the Premises is taken or condemned by any competent authority for any public use or purpose (including a deed given in lieu of condemnation), this Lease shall terminate as of the date title vests in such authority, and Rent shall be apportioned as of said date. For the purposes hereof, "substantially all" shall mean a taking of a material portion of the Premises the Real Estate, or of Tenant's Parking Area such that the Premises are not as a practical matter reasonably capable of being physically restored on a reasonably cost efficient and economically justified basis from both Landlord's and Tenant's perspectives to a complete architectural unit useable and accessible by Tenant for its purposes.

      15.2. TAKING OF PART. If less than substantially all of the Premises is taken or condemned by any competent authority for any public use or purpose (including a deed given in lieu of condemnation) Base Rent payable hereunder from and after the date of vesting of title in such proceedings shall be reduced to a sum equal to the product of the Base Rent as would otherwise be determined in accordance with the Basic Lease Provisions multiplied by a fraction, the numerator of which is the value of the Premises after the same has been restored to a complete architectural unit and the denominator of which is the value of the Premises immediately prior to such taking. Landlord upon receipt of and to the extent of the award in condemnation or proceeds of the deed in lieu of condemnation transaction, shall make necessary repairs and restorations (exclusive of Tenant's leasehold improvements and personal property paid for and installed by or for Tenant) in order to restore the Premises remaining to a complete architectural unit and as near its former condition as circumstances will reasonably permit.

      15.3. COMPENSATION. Landlord shall be entitled to receive the entire price or award from any such sale, taking or condemnation, whether applicable to land, building, or other real estate interests. Tenant hereby assigns all its interest in such award to Landlord and Tenant waives any right Tenant has now or may have under present or future law to receive any award of damages for its interest in the Premises or this Lease, provided, Tenant shall have the right to separately claim and receive any award which may be allowed to Tenant for Tenant's trade fixtures, 'moving expenses and such other relocation benefits as may be available under applicable laws, provided that none of the foregoing would result in a reduction of Landlord's award.

                   ARTICLE 16 - SUBORDINATION OR SUPERIORITY

      16.1. SUBORDINATION; NON-DISTURBANCE. This Lease and Tenant's rights hereunder are and shall be subject and subordinate to any and all mortgages, trust deeds and ground leases now of record or hereafter executed by Landlord against the Premises and to all amendments, modifications, replacements or renewals thereof (each referred to herein as "Mortgage"); provided, however, that, with respect to any such Mortgage, as a condition to the subordination of this Lease and Tenant's rights hereunder to the same, Landlord shall obtain from the holder (in each case, the "Mortgagee") of such Mortgage, and cause to be filed in the public record, if obtained, a written agreement between Mortgagee and Tenant that shall be binding on the parties thereto and their respective legal representatives, successors and assigns, and provide, among other provisions, that, so long as this Lease is in full force and effect and Tenant is not in Default hereunder: (i) Tenant shall not be joined as a defendant in any proceeding that may be instituted to terminate or enforce or to foreclose the Mortgage; and (ii) Tenant's possession and use of the Real Estate and Premises in accordance with the provisions of this Lease shall not be affected or disturbed by reason of the subordination to or any modification of or default under the Mortgage. Tenant shall execute and deliver within ten (10) business days after request of Landlord such acknowledgments or documents as may be reasonably requested from time to time in connection with the sale, financing, refinancing or ground leasing of the Premises, Land or Building, including, without limitation, subordination and attornment instruments, provided such instruments contain the nondisturbance provisions set forth in clauses (i) and
(ii) above.

      16.2. SUPERIORITY. Notwithstanding the foregoing, a holder of a trust deed, mortgage or ground lease interest may, at its option require that this Lease be made superior and paramount to any such trust deed, mortgage or ground lease and in such event Tenant shall execute such instruments as are reasonably necessary or desirable to effect such result.

      16.3. MORTGAGE PROTECTION CLAUSE. Tenant agrees to give any Mortgagee, in the manner provided in Section 19.4, below, a copy of any notice of default served upon Landlord, provided that prior to such notice Tenant has been notified in writing of the name and address of such Mortgagee. Tenant further agrees that, if Landlord shall have failed to cure such default within the time provided for in this Lease, then the Mortgagee shall have an additional thirty
(30) days within which to cure such default.

      16.4. ATTORNMENT. If Mortgagee shall succeed to the rights of Landlord under this Lease, whether through possession, surrender, assignment, subletting, judicial or foreclosure action, or delivery of a deed or otherwise, Tenant will attorn to and recognize such successor landlord as Tenant's landlord, provided the successor-landlord accepts such attornment and recognizes Tenant's rights of possession and use of the Premises in accordance with the provisions of this Lease. Landlord expressly authorizes Tenant to rely on any notice from such successor-landlord made in accordance with the notice provision contained herein which appears on its face to be genuine, and Tenant shall have no duty to make any inquiry into the existence of a default or the genuineness or validity of any such notice as a condition to acting and relying on such notice. This shall include any notice from the successor-landlord notifying Tenant of a default under the mortgage, deed of trust or lease and instructing Tenant to pay all Rent to such successor-landlord. All such payments made in good- faith and in reliance on such notice shall be deemed to have been made to or on behalf of Landlord and shall not be a breach under this Lease.

                             ARTICLE 17 - SURRENDER

      17.1. SURRENDER. Upon termination or expiration of this Lease or termination of Tenant's right to possession, Tenant will at once surrender and deliver up the Premises, together with all improvements thereon, to Landlord, in good condition and repair, ordinary wear and tear and loss by insured casualty and condemnation excepted. Prior to the termination or expiration of the Lease or of Tenant's right to possession, Tenant shall remove from the Premises all of Tenant's personal property, equipment and trade fixtures (collectively, "Tenant's Property") and repair any injury or damage to the Premises which may result from such removal, repairing the Premises to the same condition as existed prior to the installation thereof. If Tenant does not remove Tenant's Property from the Premises and repair any resultant damage, as aforesaid, Landlord may, at its option, remove the same (and repair any damage occasioned thereby) and dispose thereof or deliver the same to any other place of business of Tenant or warehouse the same, and Tenant shall pay the cost of such removal, repair, delivery and warehousing to Landlord on demand, or Landlord may treat Tenant's Property as having been conveyed to Landlord with this Lease acting as a bill of sale, without further payment or credit by Landlord to Tenant. If Landlord requests the removal of: (i) any improvements to the Premises made pursuant to any Modification or change order, in which event Landlord shall so advise Tenant of the necessity to remove same at the time Landlord approves said Modification or change order; or (ii) any Alterations as to which Landlord has the right to require removal by Tenant in accordance with Section, 9.4 above, Tenant shall remove all such improvements and Alterations and restore the Premises to their original condition as existed prior to such improvements and Alterations, ordinary wear and tear excepted, upon expiration or termination of this Lease. If, after Landlord's request, Tenant does not so remove said improvements and Alterations promptly, Landlord may remove the same and Tenant shall pay the reasonable cost of such removal to Landlord upon demand. The provisions of this Section 17.1 shall survive the termination or expiration of this Lease.

      17.2. HOLDING OVER. Tenant shall have no right to occupy the Premises or any portion thereof after the expiration or termination of this Lease or of Tenant's right to possession. For each month or portion thereof Tenant retains possession of the Premises, or any portion thereof, after the expiration or termination of this Lease or Tenant's right to possession, Tenant shall pay to Landlord an amount equal to one hundred fifty percent (150%) of the then most recent monthly Rent, which shall not be prorated for any partial month. Such holdover occupancy shall constitute a tenancy at sufferance terminable by Landlord without notice. In the event any such holdover occupancy continues for more than sixty (60) days, then commencing on the sixty-first (61) day of such holdover occupancy, Tenant shall be liable to Landlord, in addition to Tenant's liability for one hundred fifty percent (150%) of the then most recent monthly Rent, for all damages, direct and consequential, sustained by Landlord by reason of such holdover retention of possession. The provisions of this Section 17.2, shall not constitute a waiver by Landlord of any re-entry or other rights of Landlord provided for under this Lease or by law nor shall it be deemed an extension or renewal of the Lease Term or of any Extended Term. The provisions of this Section 17.2 shall survive the termination or expiration of this Lease.

                       ARTICLE 18 - DEFAULT AND REMEDIES

      18.1. TENANT DEFAULTS. The occurrence of any one or more of the following events shall be considered events of default (a "Default") by Tenant under this
Lease:

                  (a) Tenant shall fail to make any payment of Base Rent, Premises Expenses or Taxes when due, and such failure shall continue for five (5) business days after notice thereof in writing to Tenant or Tenant shall fail to make any other payment of Additional Rent when due and such failure continues for thirty (30) days after notice thereof in writing to Tenant;

                  (b) Tenant shall fail in keeping, observing or performing any of the other covenants or agreements herein contained to be kept, observed and performed by Tenant, and such failure shall continue for thirty (30) days after notice thereof in writing to Tenant, or if such default shall be of a nature that it cannot practically be cured within the thirty (30) day period and Tenant fails to commence the curing of the default within thirty (30)-days after such written notice, or to thereafter continuously prosecute and complete with due diligence the curing of such default; or

                  (c) Tenant shall make any assignment for the benefit of creditors or shall apply for or consent to the appointment of a receiver for themselves or any of their property; or

                  (d) Tenant shall be adjudged an involuntary bankrupt, or a decree or order for reorganization under the Federal bankruptcy laws as now or hereafter amended, or under the laws of any state, shall be entered against Tenant, and any such decree or judgment or order shall not have been vacated or set aside within sixty
      (60) days from the date of the entry or granting thereof; or

                  (e) Tenant shall file or admit the jurisdiction of the court and the material allegations contained in any petition in bankruptcy or any petition pursuant to, or purporting to be pursuant to, the federal bankruptcy laws as now or hereafter amended, or Tenant shall institute any proceedings for any relief under any bankruptcy or insolvency laws or any laws relating to the relief of debtors, readjustment or indebtedness, reorganization, arrangements, composition or extension; or

                  (f) The Premises are levied upon by any revenue officer or similar officer as the result of any act or omission of Tenant, and such levy or other related lien is not released of record within sixty (60) days from the date of such levy or other related lien; or

                  (g) A decree or order appointing a receiver of all or substantially all of the property of Tenant shall be made and such decree or order shall not have been vacated or set aside within sixty (60) days from the date of entry or granting thereof; or

                  (h) Tenant shall vacate the Premises during the term hereof and fail to provide at Tenant's expense security guard services which will visit the Premises not less than twice per day on a daily basis during the remaining term hereof or shall vacate the Premises without having provided at least sixty (60) days prior written notice thereof to Landlord.

      Upon the occurrence of any one or more of such events, Tenant shall be in Default hereunder. Upon a Default by Tenant, Landlord may retain all sums deposited with Landlord hereunder and apply the same to Tenant's obligations hereunder, and Landlord may, at its election, terminate this Lease or terminate Tenant `s right to possession only, without terminating the Lease. Upon termination of the Lease, or upon any termination of the Tenant's right to possession without termination of the Lease, Tenant shall surrender possession and vacate the Premises immediately, and deliver possession thereof to Landlord, and Tenant hereby grants to Landlord the full and free right, without demand or further notice of any kind to Tenant, to enter into and upon the Premises, in accordance with law, and to repossess the Premises as Landlord's former estate and to expel or remove Tenant and any others who may be occupying the Premises, without being deemed in any manner guilty of trespass, eviction, or forcible entry or detainer, without incurring any liability for any damage resulting therefrom and without relinquishing Landlord's rights to Rent or any other right given Landlord hereunder or by operation of law. Tenant shall pay on demand all reasonable costs and expenses, including attorneys' fees and costs, incurred by Landlord in recovering sums due hereunder, recovering possession of the Premises, or otherwise enforcing this Lease or pursuing Landlord's rights and remedies against Tenant or any assignee, sublessee or other transferee. Landlord shall use such commercially reasonable efforts as are then required by Illinois law to mitigate its damages resulting from Tenant's Default.

      18.2. TERMINATION OF LEASE. If Landlord elects to terminate this Lease, Landlord shall be entitled to recover as damages all Rent and other sums due and payable by Tenant on the date of termination, plus: (1) an amount equal to the value of the Rent and other sums provided herein to be paid by Tenant for the residue of the stated term hereof, less the fair rental value of the Premises for the residue of the stated, term (taking into account the time and reasonable expenses necessary to obtain a replacement tenant or tenants, including expenses hereinafter described relating to recovery of the Premises, preparation for reletting and for reletting itself), discounted to a present value using a discount factor of four percent (4%), (2) the cost of performing an y other covenants to be performed by the Tenant, and (3) all other reasonable costs and expenses of Landlord incurred in enforcing its rights under this Lease as a result of such default, including reasonable attorneys fees, allowable under this Lease or at law.

      18.3. TERMINATION OF RIGHT OF POSSESSION. If Landlord elects to terminate Tenant's right to possession only without terminating the Lease, Landlord may, at Landlord's option, enter into the Premises, remove the Tenant's property, signs, and other evidences of tenancy, and take and hold possession thereof as hereinabove provided, without such entry and possession terminating the Lease or releasing Tenant, in whole or in part, from Tenant's obligations to pay Rent hereunder for the full term or from any of its other obligations under this Lease. Landlord shall have the right to relet all or any part of the Premises for such rent and upon such terms as shall be satisfactory to Landlord in its sole, but commercially reasonable, discretion (including the right to relet the Premises as part of a larger area and the right to change the character or use made of the Premises). Landlord shall use reasonable efforts to relet the Premises, but in no event shall Landlord have an obligation to expend or advance any funds for marketing, commissions, tenant improvements, cleaning, remodeling or other purposes related to reletting unless Tenant first deposits with Landlord the total amount of such anticipated costs, as Landlord shall reasonably estimate. Landlord shall have no obligation to accept any replacement tenant who in Landlord's reasonable discretion is not creditworthy or whose reputation or intended use would be detrimental to the Premises or the Center of which the Premises is a part. Landlord shall not be deemed to have failed to use such reasonable efforts to mitigate its damages by reason of the fact that Landlord has leased or sought to lease other vacant premises owned or controlled by Landlord or its affiliates in preference to reletting the Premises, or by reason of the fact that Landlord has sought to relet the Premises at a rental rate higher than that payable by Tenant under this Lease (but not in excess of the then current market rental rate). For the purpose of such reletting, Landlord may decorate o r make any repairs, changes or alterations in or to the Premises that may be reasonably necessary or desirable, the cost of which shall be borne solely by Tenant. If Landlord does not relet the Premises, Tenant shall pay to Landlord on demand all costs of attempting to relet the Premises, and Rent and other sums provided herein to be paid by Tenant for the remainder of the Lease Term as the same shall become due and payable. If the Premises are relet and a sufficient sum shall not be realized from such reletting after paying all of the reasonable expenses of such reletting and the collection of the rent accruing therefrom (including, but not by way of limitation, reasonable attorneys' fees and brokers' commissions), to satisfy the Rent and other charges herein provided to be paid for the remainder of the Lease Term, Tenant shall pay to Landlord on demand any deficiency as the same shall become due and payable. Tenant shall not be entitled to any surplus if the Premises are leased for an amount greater than the Rent reserved hereunder. Tenant agrees that Landlord may file suit to recover any sums falling due under the terms of this Section from time to time. Notwithstanding an election by Landlord to terminate Tenant's right to possession, Landlord may at any time thereafter elect to terminate this Lease.

      18.4. REMEDIES CUMULATIVE. Except as otherwise expressly provided in this Lease, no remedy herein or otherwise conferred upon or reserved to Landlord or Tenant shall be considered to exclude or suspend any other remedy, but the same shall be cumulative an d shall be in addition to every other remedy given hereunder, or now or hereafter existing at law or in equity or by statute, and every power and remedy given by this Lease to Landlord or Tenant may be exercised from time to time and so often as occasion may arise or as may be deemed expedient.

      18.5. NO WAIVER. No delay or omission of Landlord or Tenant to exercise any right or power arising from any default shall impair any such right or power or be construed to be a waiver of any such default or any acquiescence therein. No waiver by Landlord or Tenant of any default of any of the covenants of this Lease shall be construed, taken or held to be a waiver of any other default, or as a waiver, acquiescence in or consent to any further or succeeding default of the same covenant. The acceptance by Landlord of any payment of Rent or other sums due hereunder after the termination by Landlord of this Lease, or of Tenant's right to possession hereunder, shall not, in the absence of agreement in writing to the contrary by Landlord, be deemed to restore this Lease or Tenant's rights hereunder, as the case may be, but shall be construed as a payment on account, and not in complete satisfaction of damages due from Tenant to Landlord unless all such sums are paid in full.

      18.6. INTEREST. Each payment of Rent and other amounts owed by Tenant hereunder, which shall not be paid when due, shall bear interest at the rate ("Interest Rate") equal to five percent (5%) over the greater of (i) the default rate of interest charged by Landlord's first Mortgagee, if any, and (ii) the prime, corporate or base rate of interest announced by Bank One (or in the absence thereof, such other U.S. bank as may be designated by Landlord) from time to time, but, in either case, not to exceed any maximum rate of interest permitted by law, from the date when the same is due under the terms of this Lease until the same shall be paid.

      18.7. ENFORCEMENT OF CC&R's. From time to time, on Tenant's written request, Landlord shall take such reasonable actions as Landlord is legally entitled to take under the CC&R's to cause the Millbrook Business Center Association to enforce the CC&R's in order to remedy the non-conformance therewith by any other owner of property located within the Center.

      18.8. LANDLORD'S RIGHT TO PERFORM TENANT OBLIGATIONS. If Tenant shall at any time fail to take out, pay for, maintain and deliver any of the insurance policies or certificates of insurance provided for in Article 6, or fail to make any other payment or perform any other act or obligation on its part to be made or performed under this Lease, then, in each instance, after fifteen (15) days prior written notice to Tenant, which notice shall specifically notify Tenant of Landlord's right to perform Tenant's obligations under this Section 18.8 (or immediately and without notice in case of emergency), Landlord may, but shall not be obligated to: (i) take out, pay for and maintain any of the insurance policies provided for in this Lease; (ii) make or perform any necessary maintenance, service, repairs or replacements to the Premises for which Tenant is responsible, or (iii) make any other payment or perform any other act or obligation on Tenant's part to be paid or performed under this Lease. Landlord may enter upon the Premises for any such purpose and take all such action therein or thereon as may be necessary therefor. In such event, Landlord shall endeavor to minimize any interference with Tenant's operation of its business. Nothing herein contained and no such action by Landlord shall be deemed as a waiver or release of Tenant from any obligation of Tenant under this Lease. All sums so paid by Landlord and all costs and expenses, including reasonable attorney's fees incurred by Landlord in connection with the performance of any such act, plus an administrative fee of ten percent (10%) of the amount thereof, together with interest thereon at the Interest Rate from the respective dates of Landlord's making of each payment, shall be paid by Tenant to Landlord within ten (10) days of demand therefor. Landlord's damages for such failure of Tenant to maintain insurance shall not be limited to the amount of insurance premiums which would have been payable upon such insurance, but Landlord shall also be entitled to recover the uninsured amount of any loss (to the extent of any deficiency between the dollar limits of insurance required by the provisions of this Lease and the dollar limits of the insurance, if any, actually carried by Tenant) suffered or incurred by reason of damage to or destruction of the Premises.

      18.9. LANDLORD'S DEFAULTS. If Landlord fails to observe or perform any covenant, agreement or obligation to be performed by Landlord under this Lease, and if such failure shall continue for more than thirty (30) days after written notice thereof from Tenant to Landlord or such shorter period as is reasonably practicable to cure the same with respect to emergency matters which Landlord shall address as promptly as is reasonably possible (each a "Landlord Default"), unless such failure requires work to be performed, acts to be done, or conditions to be removed which, by their nature, cannot reasonably be performed, done or removed, as the case may be, within such period, in which event, if Landlord shall have commenced curing or correcting the same within such period and shall diligently prosecute such cure or correction, such thirty (30) day period shall be extended by such additional time period as may be reasonably required for Landlord to cure or correct such failure and such failure will not constitute a Landlord Default hereunder unless Landlord fails to continue to diligently prosecute such cure or correction to completion, then Tenant shall have all of its remedies available at law and in equity; however, in no event shall Landlord be liable under any of the provisions of this Lease for any consequential, speculative, punitive or other indirect damages of any kind or nature. Landlord shall be liable for Tenant's reasonable attorneys' fees incurred in successfully enforcing Landlord's obligations hereunder. Tenant agrees to simultaneously give Landlord's Mortgagee a copy of any notice of a Landlord Default that Tenant serves upon Landlord. Landlord's Mortgagee shall have the right to cure a Landlord Default within the period provided to Landlord, plus the additional time provided under Section 16.3 above. In the event Tenant notifies Landlord, in writing, of a failure on the part of Landlord to observe or perform any covenant, agreement or obligation to be performed by Landlord under this Lease and such failure has resulted, in Tenant's reasonable opinion, in an emergency situation either: (i) potentially and immediately interfering with Tenant's operation of its business from the Premises; or (ii) potentially putting Tenant's property or personnel at immediate risk of being injured, and Landlord fails to respond, analyze and propose a plan for curing such failure (including the time required to complete such cure) within one (1) business day of receiving said notice, Tenant shall be permitted to take all reasonable measures to remediate such situation to the extent necessary to remove the emergency nature thereof and the reasonable cost therefor shall be reimbursed by Landlord to Tenant within thirty (30) days of Landlord's receipt of evidence of Tenant's payment therefor, accompanied by complete copies of all contracts and invoices for such work.

                           ARTICLE 19 - MISCELLANEOUS

      19.1. RIGHTS RESERVED TO LANDLORD. Without limiting any other rights reserved or available to Landlord under this Lease, at law or in equity, Landlord reserves the following rights to be exercised at Landlord's election upon reasonable prior oral or written notice to Tenant: (i) to enter and/or inspect the Premises in order to make repairs, replacements, additions or alterations to the Premises, (ii) to show the Premises to persons having a legitimate interest in viewing the same, and (iii) during the final year of the Lease Term, to erect and maintain "For Rent" and "For Sale" signs on the Premises. Entries by Landlord under this Section 19.1 shall be conducted so as not to unduly or unreasonably interfere with Tenant's use and occupancy of the Premises. Notwithstanding the foregoing, Landlord shall only be required to take reasonable measures, as then appropriate, to minimize such interference and only to the extent reasonably practicable, if at all, if Landlord's entry is in response to an emergency situation. Tenant agrees to indemnify, defend and hold Landlord's Indemnified Parties, and each of them, harmless from and against any and all losses, claims, damages and liabilities arising out of or resulting from Landlord's inability to access the Premises.

      19.2. QUIET ENJOYMENT. So long as Tenant is not in Default under this Lease, Tenant's quiet and peaceable enjoyment of the Premises shall not be disturbed or interfered with by Landlord or anyone claiming through Landlord.

      19.3. SIGNAGE. Tenant shall not erect or install any signage unless previously approved by Landlord in writing, in its reasonable discretion. Any signage erected shall be in compliance with all applicable CC&R's and Legal Requirements. All of Tenant's signage shall be removed, and any damage to the Premises resulting from the installation or removal thereof repaired by Tenant at its sole cost and expense, upon the termination of this Lease or Tenant's possession of the Premises. Landlord hereby approves of Tenant's proposed monument sign described on Exhibit "G", attached hereto.

      19.4. NOTICES. All notices to, or demands upon, Landlord or Tenant desired or required to be given under any of the provisions hereof shall be in writing. Any notices or demands from Landlord to Tenant shall be delivered personally or mailed by United States registered or certified mail (return receipt requested) or sent by a nationally recognized overnight courier in an envelope properly stamped and addressed to Tenant at Tenant's Address or at such other address as Tenant may heretofore have designated by written notice to Landlord, and any notices or demands from Tenant to Landlord shall be delivered personally or mailed by United States registered or certified mail (return receipt requested) or sent by a nationally recognized overnight courier in an envelope properly stamped and addressed to Landlord at Landlord's address or at such other address or to such other agent as Landlord may heretofore have designated by written notice to Tenant, with a copy of any notice of a Landlord Default to any first mortgagee of the Premises, the identity and address of which Tenant shall have received by written notice. All such notices, requests or demands shall be considered properly delivered when actually received by the other 'party; provided, however, rejection or other refusal to accept a notice, request or demand, or the inability to deliver the same because of a changed address of which no notice was given, shall be deemed to be receipt of the notice, request or demand sent.

      19.5. MEMORANDUM OF LEASE. The parties may record with the Lake County Recorder, a Memorandum of Lease, in the form and substance of Exhibit "E" attached hereto and made a part hereof. The parties acknowledge that nothing contained in such Memorandum of Lease shall be deemed to modify or amend any of the terms and conditions set forth in this Lease.

      19.6. TIME OF ESSENCE. Time is of the essence of this Lease and all provisions herein relating to time of performance shall be strictly construed.

      19.7. RELATIONSHIP OF PARTIES. Nothing contained herein shall be deemed or construed by the parties hereto, or by any third party, as creating the relationship of principal and agent or of partnership, or of joint venture, by the parties hereto, it being understood and agreed that no provision contained in this Lease nor any acts of the parties hereto shall be deemed to create any relationship other than the relationship of Landlord and Tenant.

      19.8. CAPTIONS. The captions of this Lease are for convenience only and are not to be construed as part of this Lease and shall not be construed as defining or limiting in any way the scope or intent of the provisions hereof.

      19.9. SEVERABILITY. If any term or provision of this Lease shall to any extent be held invalid or unenforceable, the remaining terms and provisions of this Lease shall not be affected thereby, but each term and provision of this Lease shall be valid and shall be enforced to the fullest extent permitted by law so long as the parties receive the essence of their bargain.

      19.10. LAW APPLICABLE. This Lease shall be construed and enforced in accordance with the laws of the State of Illinois.

      19.11. COVENANTS BINDINQ ON SUCCESSORS. All of the covenants, agreements, conditions and undertakings contained in this Lease shall extend and inure to and be binding upon the parties hereto and their permitted successors and assigns.

      19.12. BROKERAGE. Landlord and Tenant warrant to the other that neither of them has had any dealings with any broker or agent in connection with the transactions contemplated hereby, other than CB Richard Ellis, Inc. and Trammel Crow Company. Landlord and Tenant covenant to pay, hold harmless and indemnify the other from and against any and all costs, expenses or liability for any compensation, commissions and charges claimed by any other broker or agent, with respect to the transactions contemplated hereby or the negotiation thereof and arising by virtue of the acts of the indemnifying party. Landlord shall pay CB Richard Ellis, Inc. a commission pursuant to a separate written agreement and CB Richard Ellis, Inc. shall pay Trammel Crow Company pursuant to an agreement between said parties.

      19.13. FORCE MAJEURE. The time for performance of a party's non-monetary obligations shall be extended by a period equal to delays caused by acts of God, strikes, riots, insurrection, material shortages, governmental acts, and other causes beyond that party's reasonable control (any and all such causes collectively, "Force Majeure"), provided, that party gives written notice to the other party no later than ten (10) days after the occurrence of such event of Force Majeure.

      19.14. SALE OF BUILDING. In the event Landlord sells or transfers the
Premises: (i) Landlord shall be freed and relieved of all liability under this Lease arising from and after the date of such sale or transfer, provided the transferee assumes all of Landlord's obligations hereunder pursuant to a written agreement; and (ii) Tenant shall be freed and relieved of all liability to the transferor-Landlord for the period preceding such sale or transfer, except for:
(a) Base Rent and Premises Expenses claimed due from Tenant by the transferor-Landlord within one (1) year following such sale or transfer; (b) Taxes claimed due from Tenant by the transferor-Landlord within two (2) years following such sale or transfer; and (c) any damages, costs or expenses resulting from any negligent or willful acts of Tenant or any of Tenant's Representatives occurring prior to such sale or transfer and which the transferor-Landlord has not by then received written notice thereof.

      19.15. ESTOPPEL CERTIFICATE. From time to time, within ten (10) days after written request by Tenant or Landlord or any Mortgagee, Tenant or Landlord, as the case may be, shall deliver to the requesting party a statement in writing certifying: (i) that this Lease is unmodified and in full force and effect or, if there have been modifications, that this Lease, as modified, is in full force and effect; (ii) the amount of Rent then payable hereunder and the date to which Rent has been paid; (iii) that, to the party's knowledge, the requesting party is not in default under this Lease or, if in default, a detailed description of such default(s); (iv) that Tenant is or is not in possession of the Premises, as the case may be; (v) that Tenant or Landlord, as the case may be, has no known claims, offsets or defenses against the other party in connection with the Lease or otherwise, and (vi) such other information as the requesting party may reasonably request.

      19.16. CORPORATE CONSENT. Tenant represents and warrants that it has full authority, and that it has received all consents and approvals necessary, to enter into this Lease and perform its obligations hereunder. Landlord represents and warrants that it ha s full authority, and that it has received all consents and approvals necessary, to enter into this Lease and perform its obligations hereunder.

      19.17. EXECUTION. The execution of this Lease by Tenant and delivery of same to Landlord or its agents does not constitute a reservation of or option for leasing the Premises or an agreement to enter into a Lease, and this Lease shall become effective only if and when Landlord executes and delivers same to Tenant.

      19.18. LIMITATION OF LIABILITY. Tenant agrees that, with respect to any judgment which may be obtained or secured by Tenant against Landlord, Tenant shall look solely to the estate or interest owned by Landlord in the Premises and, subject to any assignment of rents in connection with any Mortgage, the rents therefrom, and that Tenant will not collect or attempt to collect any such judgment out of any other assets of Landlord or the members thereof. Landlord's members, partners, shareholders, directors, employees or agents shall not be individually or personally liable for any claim arising out of this Lease. Any manager retained by Landlord shall be acting only as an agent and in such capacity shall not in any event be held liable to Tenant for the fulfillment or nonfulfillment of any of the terms, covenants or conditions of this Lease or for any action or proceedings that may be taken by Tenant against Landlord.

      19.19. AMENDMENTS MUST BE IN WRITING. None of the covenants, terms or conditions of this Lease to be kept and performed by either party shall in any manner be altered, waived, modified,changed or abandoned, except by a written instrument, duly signed and delivered by both parties.

      19.20. FINANCIAL STATEMENTS. Tenant shall deliver to Landlord, from time to time upon written request, a copy of Tenant's then most recent financial statements, which shall be prepared in accordance with generally accepted accounting principles and certified by a senior officer of Tenant.

      19.21. LEASE NOT AFFECTED. The parties covenant and agree that any present or future law to the contrary notwithstanding, this Lease shall not terminate, except as herein specifically provided, and, except as specifically provided herein, Landlord shall receive the Base Rent and Additional Rent and all other sums payable by Tenant hereinabove provided as net income from the Premises, without any abatement, reduction, set-off, counterclaim, defense or deduction and not diminished by any expenses or charges required to be paid by Tenant to maintain, restore or replace the Premises or to protect Landlord's ownership of the Premises. The obligations of Tenant hereunder shall not be affected by reason of any damage to or destruction of the Premises except as expressly otherwise provided to the contrary in this Lease.

      19.22. NO WAIVER. No failure of Landlord or Tenant to exercise any power given Landlord or Tenant hereunder or to insist upon strict compliance by Landlord or Tenant with its obligations hereunder, and no custom or practice of the parties at variance with the terms hereof shall constitute a waiver of Landlord's or Tenant's rights to demand exact compliance with the terms hereof.

      19.23. ENTIRE AGREEMENT. This Lease contains the entire agreement of the parties hereto and no representations, inducements, promises or agreement, oral or otherwise, between the parties not embodied herein shall be of any force and effect. The masculine (or neuter) pronoun, singular number shall include the masculine, feminine and neuter gender and the singular and plural number.

      19.24. COUNTERPARTS. This Lease may be executed in multiple counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same agreement.

      19.25. VENUE. To the maximum extent permitted by law, the parties agree that all actions or proceedings arising in connection with this Lease shall be tried and determined only in the State and Federal courts located in or having jurisdiction over the County of Lake, State of Illinois. To the maximum extent permitted by law, each party hereby expressly waives any right it may have to assert the doctrine of forum non conveniens or to object to venue to the extent any proceeding is brought in accordance with this Section.

      19.26. JURY WAIVER. To the maximum extent permitted by law, each of Tenant and Landlord hereby expressly waives any right to trial by jury of any action, cause of action, claim, demand, or proceeding arising under or with respect to this Lease, or in any w ay connected with, related to, or incidental to the dealings of Landlord and Tenant with respect to this Lease, in each case whether now existing or hereafter arising, and whether sounding in contract, tort, or otherwise. To the maximum extent permitted by law, each of Tenant and Landlord hereby agrees that any such action, cause of action, claim, demand or proceeding shall be decided by a court trial without a jury and that Tenant or Landlord may file a copy of this Lease with any court or other tribunal as written evidence of the consent of each of Tenant and Landlord to the waiver of its right to trial by jury.

      19.27. (INTENTIONALLY OMITTED)

      19.28. GUARANTY. (Intentionally omitted)

      19.29. JOINT EFFORT. The preparation of this Lease has been a joint effort of the parties hereto and the resulting document shall not, solely as a matter of judicial construction, be construed more severely against one of the parties than the other.

      19.30. REASONABLE CONSENT. Except in those cases where a party has expressly reserved the right to withhold consent in its sole discretion, neither party shall unreasonably -withhold, condition or delay any consent or approval hereunder.

      19.31. ARBITRATION.

                  (a) The parties hereto shall not have been deemed to have agreed to the determination of any dispute arising out, this Lease by arbitration unless determination in such manner shall have been specifically provided for in this Lease. Except as otherwise provided herein, every dispute between the parties that is expressly provided in this Lease to be determined by arbitration shall be resolved in the manner provided in this Section 19.31.

                  (b) The party requesting arbitration shall do so by giving notice to that effect to the other party, and the parties shall have ten
      (10) business days within which to select one mutually agreeable arbitrator. If the parties fail to agree on one arbitrator within the ten
      (10) business day period, either party may promptly request the Association to appoint one (1) arbitrator for the matter, and the Association's selection shall be binding upon Landlord and Tenant. The Association shall appoint as arbitrator an individual with the following qualifications: at least ten (10) years' experience in the business of commercial real estate and never been a direct or indirect employee or agent of either Landlord or Tenant.

                  (c) The arbitration shall be conducted in accordance with the provisions hereof and to the extent consistent with this Section 19.31, in accordance with the then-prevailing commercial rules of the Association in the metropolitan Chicago area. The arbitrator shall have the right to retain and consult experts and competent authorities skilled in arbitration. The arbitrator shall render his or her decision and award within fifteen (15) days after the final hearing. Such decision and award shall be in writing and counterpart copies thereof shall be delivered to each of the parties.

                  (d) The expenses of arbitration shall be apportioned between the parties by the arbitrator, including counsel fees, audit costs, experts and presentations of proof. The arbitrator may, however, determine that the unsuccessful party shall pay all of such costs, including all costs incurred by the successful party.

      19.32. CENTER ASSOCIATION BOARD MEETINGS. To the extent permitted under the CC&R's, Landlord shall provide Tenant the opportunity to have a designated representative of Tenant attend and observe all meetings of the Millbrook Business Center Association Board. Tenant acknowledges that its representative will not be a member of such Board and will have no right to vote at any such meetings.

      19.33. (INTENTIONALLY OMITTED)

      19.34. RIGHT OF FIRST OFFER. In the event any time after the Commencement Date, Landlord desires to sell the Premises and provided Tenant is not in Default under this Lease as of the date of the First Offer Notice (as defined below) and as of the closing date of Tenant's purchase of the Premises, Landlord shall provide Tenant with written notice (the "First Offer Notice") of its desire to sell the Premises and the terms of such sale including, but not limited to, the sales price and earnest money required and the projected closing date. Tenant shall have fifteen (15) business days after delivery of the First Offer Notice to notify Landlord of its election to purchase the Premises, upon the terms and conditions hereinbelow set forth. If Tenant so elects to purchase the Premises (which election shall be irrevocable), then the purchase price, earnest money and closing date shall be as set forth in the First Offer Notice. If Tenant does not or fails to so elect to purchase the Premises within such fifteen (15) business day period, Tenant shall have waived its right to purchase the Premises and Landlord may thereafter sell the Premises to any third party without notice to Tenant and free of any right to Tenant, on such terms and conditions as Landlord shall elect. However, in the event Landlord fails to enter into a written contract to sell the Premises to a bona fide party within one (1) year of the First Offer Notice at a price not less than ninety percent (90%) of the price set forth in the First Offer Notice, Tenant's right to purchase the Premises pursuant to this Section 19.34 shall again be applicable; however on those terms to be resubmitted to Tenant in a revised written notice from Landlord (the "Revised First Offer Notice"). Provided Tenant properly exercises its right to purchase the Premises, pursuant to the First Offer Notice or Revised First Offer Notice, as applicable, Landlord and Tenant shall enter into a definitive written purchase agreement respecting Tenant's purchase of the Premises from Landlord and incorporating the terms of the First Offer Notice or Revised First Offer Notice, as applicable. This Right of First Offer is personal to Eagle Test Systems, Inc. and a Related. Transferee and may only be exercised provided Eagle Test Systems, Inc. or a Related Transferee occupies the entire Premises. No other sublessee or assignee of Tenant shall be entitled to exercise any right or option hereunder. In no event shall this Right of First Offer apply to or prevent any sale or transfer of the Premises to any Affiliate of Landlord or to any purchaser of the Premises at the same time said purchaser or an affiliate thereof purchases other real property from Landlord or any Affiliate of Landlord. For the purposes hereof an "Affiliate of Landlord" shall mean any corporation, partnership, limited liability company or other entity which directly or indirectly, through one or more intermediaries, controls, is controlled by or which is under common control with Landlord or with a member of the Miller Family. For the purposes of this Section, the "Miller Family" shall mean (i) all lineal descendants of Ben and Ida Miller, both deceased, and all spouses of such descendants; (ii) all trusts for the benefit of any one or more of the persons described in clause (i); (iii) all legal representatives of any of the persons described in clause (i); and (iv) all partnerships, corporations, limited liability companies or other entities controlling, controlled by or under common control with any person, trust or other entity described in clauses
(i), (ii), (iii) or this clause (iv). The term "control" as used in this Section (and all variations thereof) means the power to directly or indirectly direct or cause the direction of the management and policies, or the ownership of more than fifty percent (50%) of the voting securities or interests in, the applicable entity. If the Premises shall be sold to the Tenant upon a sale incident to the exercise of this Right of First Offer, any prepaid rent hereunder shall be apportioned as of the closing date and applied on account of the purchase price. Notwithstanding anything herein to the contrary, Landlord reserves the right to cease marketing the Premises for sale at any time following Tenant's failure to exercise its right to purchase the Premises within the ten (10) day period following the First Offer Notice (or any Revised First Offer Notice, if applicable), in which event Tenant shall have no further rights under this Section 19.34 until such time as Landlord again elects to sell the Premises, if ever.

      19.35. EXHIBITS. The following Exhibits are attached hereto and made a part hereof:

      Exhibit "A" Premises and Parking Plan
      Exhibit "B" Legal Description
      Exhibit "C" Outline Specifications and Other Related Documents Exhibit "D" Project Schedule
      Exhibit "E" Memorandum of Lease
      Exhibit "F" Copies of CC&R's
      Exhibit "G" Tenant's Monument Sign
      Exhibit "H" List of Tenant's Anticipated Hazardous Materials Exhibit "I" Modification No. 1
      Exhibit "J" Modification No. 2

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.
                    SIGNATURES APPEAR ON THE FOLLOWING PAGE.]

      IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the date first above written.

TENANT:                                          LANDLORD:

EAGLE TEST SYSTEMS, INC., an                     MILLBROOK VI LLC
Illinois corporation
                                                 By: Millbrook Properties LLC,
                                                     its Managing Agent

By: /s/ Ted Foxman                               By: /s/ Harvey A. Miller
    -------------------------                        ---------------------------
Its: Executive VP                                    A Managing Member